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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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United Online, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 12, 2008

TO OUR STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of United Online, Inc. will be held on Thursday, June 12, 2008, at 10:30 a.m. Pacific time at the Hilton Woodland Hills and Towers, 6360 Canoga Avenue, Woodland Hills, California 91367, for the following purposes:

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  to elect two directors to serve on our Board of Directors until the third annual stockholders' meeting following their election or until their successors are duly elected and qualified;

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  to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

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  to transact such other business as may properly come before the annual meeting or any adjournment or adjournments thereof.

        Please refer to the attached proxy statement, which forms a part of this notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

        Only stockholders of record at the close of business on April 18, 2008, the record date, are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the meeting and at our executive offices located at 21301 Burbank Boulevard, Woodland Hills, California 91367.

        We have elected to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

        All stockholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend, please vote as soon as possible.

Sincerely,

Mark R. Goldston Chairman, President and Chief Executive Officer
Woodland Hills, California April 29, 2008

United Online, Inc.
21301 Burbank Boulevard
Woodland Hills, California 91367

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2008

General

        This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on Thursday, June 12, 2008 at 10:30 a.m. Pacific time at the Hilton Woodland Hills and Towers, 6360 Canoga Avenue, Woodland Hills, California 91367, for the purposes of:

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  electing two directors to serve on our Board of Directors until the third annual stockholders' meeting following their election or until their successors are duly elected and qualified;

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  ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

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  transacting such other business as may properly come before the annual meeting or any adjournment or adjournments thereof.

        These proxy solicitation materials were first mailed and made available on the Internet on or about May 1, 2008.

Voting; Quorum

        Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Common stockholders of record at the close of business on April 18, 2008, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the record date, 68,567,271 shares of our common stock were issued and outstanding. Each share of common stock is entitled to one vote. The presence at the annual meeting, in person or by proxy, of a majority of the shares of common stock issued and outstanding on April 18, 2008 will constitute a quorum.

        All votes will be tabulated by the Inspector of Elections appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are shares held of record by, among others, brokerage firms or financial institutions but not voted due to the failure of the beneficial owners of those shares to provide voting instructions. Abstentions and broker non-votes are counted as present for purposes of determining whether there is a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not entitled to vote at the annual meeting and will not be counted for purposes of determining whether a proposal has been approved. The election of directors will be by plurality vote, and the nominees receiving the highest number of affirmative votes will be elected; broker non-votes and votes marked "withheld" will not affect the outcome of the election. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the outstanding shares of common stock represented at the annual meeting and entitled to vote.

Voting Procedure

        Stockholders of Record.    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record and you received a paper copy of our proxy materials by mail. You can vote in person at the annual meeting or by proxy. There are three ways stockholders of record can vote by proxy: (1) by telephone; (2) by Internet; and (3) by completing and returning the enclosed proxy card prior to the annual meeting or submitting a signed proxy card at the annual meeting. Unless there are different instructions on the proxy card, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the annual meeting FOR the election of the director nominees listed in Proposal One (unless the authority to vote for the election of such directors is withheld) and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal Two.

        Beneficial Owners of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and you received a notice by mail with instructions regarding how to view our proxy materials on the Internet, how to receive a paper or e-mail copy of the proxy materials, and how to vote by proxy. There are two ways beneficial owners of shares held in street name can vote by proxy: (1) by telephone and (2) by Internet. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. If you do not provide such organization with specific voting instructions, under the rules of the various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If such organization does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." Neither the election of the two directors to serve on our Board of Directors nor the ratification of our independent registered public accounting firm at the annual meeting will constitute non-routine matters.

YOUR VOTE IS IMPORTANT. PLEASE VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

        You may revoke your proxy at any time before it is actually voted at the annual meeting by:

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  delivering written notice of revocation to our Corporate Secretary at 21301 Burbank Boulevard, Woodland Hills, California 91367;

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  submitting a later dated proxy; or

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  attending the annual meeting and voting in person.

        Your attendance at the annual meeting will not, by itself, constitute a revocation of your proxy. You may also be represented by another person present at the annual meeting by executing a form of proxy designating that person to act on your behalf.

        Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial owner of our shares, but those shares are held of record by another person such as a brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote the shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.

Solicitation

        This solicitation is made on behalf of our Board of Directors, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners upon request. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies by telephone, fax or personal interview. No additional compensation will be paid to these individuals for any such services.

Stockholder Proposals for 2009 Annual Meeting

        Stockholder proposals that are intended to be presented at our 2009 annual meeting of stockholders and included in our proxy materials relating to the 2009 annual meeting must be received by us no later than January 2, 2009, which is 120 calendar days prior to the anniversary of the mailing date for this year's proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2009 annual meeting.

        If a stockholder wishes to present a proposal at our 2009 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to the 2009 annual meeting, the stockholder must give advance notice to us prior to the deadline for the annual meeting determined in accordance with our amended and restated bylaws (the "Bylaw Deadline"). Under our bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no fewer than 90 days and no more than 120 days prior to the anniversary of the date for this year's annual meeting. However, if we determine to change the date of the 2009 annual meeting so that it occurs more than 30 days prior to, or more than 30 days after, June 12, 2009, stockholder proposals intended for presentation at the 2009 annual meeting must be received by our Corporate Secretary no later than the close of business on the tenth day following the day on which such notice of the date of the 2009 annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs (the "Alternate Date"). If a stockholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2009 annual meeting. All stockholder proposals must be in the form required by our bylaws.

        If a stockholder complies with such procedures and submits the proposal before the Bylaw Deadline (or the Alternate Date, if applicable), then the holders of proxies solicited by our Board of Directors for the annual stockholders' meeting at which that proposal is submitted will not have discretionary voting power with respect to that proposal and cannot vote those proxies in the absence of specific voting instructions from the persons who gave those proxies.

        We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year's annual meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

        Our Board of Directors is divided into three classes with staggered terms, which will usually be approximately three years in length. Our bylaws dictate that each director, once elected, holds office until the third annual stockholders meeting following his or her election or until his or her successor is duly elected and qualified.

        The class whose term expires at this annual meeting contains two directors, Mark R. Goldston and Carol A. Scott, who are both nominated for re-election. Each of the directors elected at this annual meeting will hold office until the third annual stockholders meeting following his or her election or until his or her successor is duly elected and qualified. If both nominees are elected, our Board of Directors will consist of six individuals.

        The nominees named below have agreed to serve if elected, and we have no reason to believe that they will be unavailable to serve. If, however, the nominees named below are unable to serve or decline to serve at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our Board of Directors. Unless a stockholder specifies otherwise, a returned proxy will be voted FOR the election of the nominees listed below.

        On September 25, 2001, NetZero, Inc. ("NetZero") and Juno Online Services, Inc. merged (the "Merger") into two wholly-owned subsidiaries of United Online, Inc. ("United Online") and each of the directors of NetZero became a director of United Online pursuant to the terms of the Merger. James T. Armstrong, Dennis Holt, Robert Berglass and Mark R. Goldston were directors of NetZero prior to the Merger.

        The following table sets forth information with respect to the persons nominated for re-election at the annual meeting:

Name	Age	Director Since	Positions
Mark R. Goldston	53	2001	Chairman, President, Chief Executive Officer and Director
Carol A. Scott	58	2003	Director, Member of Audit and Nominating Committees

        Mark R. Goldston has served as our Chairman, Chief Executive Officer and a director since the Merger. Prior to May 2006 and since June 2007, Mr. Goldston served as our Chairman, President, Chief Executive Officer and a director. Between May 2006 and May 2007, he served as our Chairman, Chief Executive Officer and a director. He served as NetZero's Chairman and Chief Executive Officer and one of its directors from March 1999 until the Merger. Prior to joining NetZero, Mr. Goldston served as Chairman and Chief Executive Officer of The Goldston Group, a strategic advisory firm, from December 1997 to March 1999. From April 1996 to December 1997, he served as President, Chief Executive Officer and a director of Einstein/Noah Bagel Corp. after founding and serving his initial term with The Goldston Group from June 1994 to April 1996. Mr. Goldston also served as President and Chief Operating Officer of L.A. Gear from September 1991 to June 1994 and as a principal of Odyssey Partners, L.P., a private equity firm, from September 1989 to September 1991. Before joining Odyssey Partners, Mr. Goldston held various executive positions including Chief Marketing Officer of Reebok, President of Faberge USA, Inc. and Vice President of Marketing Worldwide for fragrance and skincare at Revlon, Inc. Mr. Goldston is the author of a business book entitled, The Turnaround Prescription, which was published in 1992 and is the named inventor on 13 separate U.S. patents on products such as inflatable pump athletic shoes, lighted footwear, and a method for delivering electronic content over the Internet. Mr. Goldston received his B.S.B.A. in Marketing and Finance from Ohio State University and his M.B.A. (M.M.) from the J.L. Kellogg School at Northwestern

University. He serves on the Dean's Advisory Board of the J.L. Kellogg School at Northwestern University and the Dean's Advisory Board of the Ohio State University Fisher School of Business.

        Carol A. Scott has served as one of our directors since April 29, 2003. Ms. Scott is a professor of marketing and faculty director of the Executive Program at The John E. Anderson Graduate School of Management at the University of California at Los Angeles. Ms. Scott has been on the faculty at UCLA since 1977, and served the school in a variety of administrative positions from 1986 through 1994, including chairman of the faculty and associate dean for academic affairs. She was also a visiting associate professor at the Harvard Business School in 1985, and was on the faculty at Ohio State University for three years prior to joining UCLA in 1977. Ms. Scott is a frequent author and lecturer and has served on the Editorial Board of the Journal of Consumer Research since 1980.

Continuing Directors

        Our other directors are as follows:

Name	Age	Director Since	Positions
James T. Armstrong	42	2001	Director, Audit Committee Chair and Member of Nominating Committee
Robert Berglass	70	2001	Lead Independent Director, Compensation Committee Chair
Kenneth L. Coleman	65	2001	Director, Member of Audit and Compensation Committees
Dennis Holt	71	2001	Director, Member of Nominating and Compensation Committees

        The terms for Messrs. Armstrong and Holt will expire at the next annual meeting of stockholders and the terms for Messrs. Berglass and Coleman will expire at the next annual meeting of stockholders thereafter.

        James T. Armstrong has served as one of our directors since the Merger and was a director of NetZero from 1998 until the Merger. Mr. Armstrong has been a Managing Director with Clearstone Venture Partners (formerly idealab! Capital Partners) since August 1998. From May 1995 to August 1998, Mr. Armstrong was an associate with Austin Ventures. From September 1989 to March 1992, Mr. Armstrong was a senior auditor with Ernst & Young. Mr. Armstrong serves on the board of directors of several private companies. Mr. Armstrong received his B.A. in Economics from the University of California at Los Angeles and his M.B.A. from the University of Texas.

        Robert Berglass has served as one of our directors since the Merger and was a director of NetZero from November 2000 until the Merger. Mr. Berglass has been our Lead Independent Director since February 2006. Since January 2002, Mr. Berglass has been the Chairman of DAVEXLABS LLC. From 1998 until April 2001, Mr. Berglass was the Chairman, Chief Executive Officer and President of Schwarzkopf & DEP, Inc. (formerly DEP Corporation), a division of Henkel KGAA. Mr. Berglass had held those positions following Henkel KGAA's acquisition of DEP Corporation in 1998. From 1969 to 1998, Mr. Berglass was the Chairman, Chief Executive Officer and President of DEP Corporation. Before joining DEP Corporation, Mr. Berglass held various positions at Faberge, Inc., including Corporate Executive Vice President.

        Kenneth L. Coleman has served as one of our directors since September 2001. Since February 2006, Mr. Coleman has been the Chairman of Accelrys. In May 2002, Mr. Coleman founded ITM Software and served as its Chairman and Chief Executive Officer until January 2006. In May 2001, Mr. Coleman founded Coleman Consulting and consulted on various strategic matters for several companies through May 2002. From 1987 through May 2001, he held various positions, including Executive Vice President of Global Sales, Service and Marketing, with Silicon Graphics, Inc. Mr. Coleman serves on the board of directors of MIPS Technologies, Inc., City National Bank and Accelrys (formerly Pharmacopeia Inc.). Mr. Coleman received his B.S. and M.B.A. from Ohio State University.

        Dennis Holt has served as one of our directors since the Merger and was a director of NetZero from January 2001 until the Merger. Mr. Holt founded US International Media LLC, and has been its Chairman and Chief Executive Officer since March 2004. Mr. Holt also serves as Chairman and Chief Executive Officer of Patriot Communications LLC, a telecommunications service bureau, which he created in 1990 as a subsidiary of Western International Media. Mr. Holt founded Western International Media, a media buying service, in 1970 and was the Chairman and Chief Executive Officer from 1970 through January 2002. Mr. Holt also serves on the board of directors of Westwood One, Inc. and several private and philanthropic companies. Mr. Holt received his B.A. in Administration from the University of Southern California.

Code of Ethics

        Our Code of Ethics applies to all of our employees, directors and officers, including, but not limited to, our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Ethics constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act and is our "code of conduct" within the meaning of the Nasdaq Marketplace Rules applicable to companies whose stock is listed for trading on the NASDAQ Global Select Market. A current copy of the Code of Ethics is available on our corporate Web site (www.unitedonline.com).

Stockholder Communications with Directors

        The Board of Directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent "c/o Corporate Secretary" at 21301 Burbank Boulevard, Woodland Hills, California 91367.

        All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any individual, group or committee of directors, the General Counsel's office will make sufficient copies of the contents to send to the director or to each director who is a member of the group or committee to which the envelope is addressed.

Board Committees and Meetings

        Six individuals sit on our Board of Directors, five of whom are "independent" as that term is defined in Rule 4200 of the Nasdaq Marketplace Rules. Our Board of Directors held 22 meetings during 2007. Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. During 2007, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. Members of the Board of Directors and its committees also consulted informally with management from time to time and acted at various times during 2007 by written consent without a meeting. Additionally, non-management Board members met in executive sessions without the presence of management at various times during 2007. We do not have a policy regarding director attendance at our annual meetings. Two of our directors attended our annual meeting held in 2007.

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  Audit Committee.  The Audit Committee consists of three directors, Messrs. Armstrong and Coleman and Ms. Scott. The Audit Committee has responsibility for the appointment, retention and termination of our independent registered public accounting firm, including overseeing their independence and evaluating their performance. In addition, the Audit Committee is responsible for reviewing and making recommendations regarding the annual audit, our annual consolidated financial statements, our interim consolidated financial statements, and our internal controls over financial reporting, accounting practices and policies. The Audit Committee also performs other functions or duties as deemed appropriate by our Board of Directors. The Audit Committee was formed on September 25, 2001 and held 11 meetings during 2007. The Audit Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually and revised as appropriate. The charter was amended in March 2007 and is attached as Appendix A to the proxy statement for the annual meeting of stockholders held in 2007, which was filed with the Securities and Exchange Commission ("SEC") on April 23, 2007. Our Board of Directors has determined that all members of the Audit Committee are independent as defined in Rule 4200 of the Nasdaq Marketplace Rules and also satisfy the additional criteria for independence for Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Armstrong, who serves as Chairman of the Audit Committee, qualifies as a "financial expert" as that term is defined under applicable SEC rules. In 2004, the Audit Committee established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices. The Audit Committee meets privately with members and representatives of our independent registered public accounting firm, and members and representatives of our independent registered public accounting firm have unrestricted access and report directly to the Audit Committee. The Audit Committee has selected PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2008 and is recommending that our stockholders ratify this appointment at the annual meeting. The report of the Audit Committee may be found on page 48 of this proxy statement.

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  Compensation Committee.  The Compensation Committee consists of three directors, Messrs. Berglass, Coleman and Holt, all of whom are independent as defined in Rule 4200 of the Nasdaq Marketplace Rules. The Compensation Committee has responsibility for setting the compensation of our executive officers and determining the nature and amount of the various components of such compensation, including any adjustments to their annual base salary, the establishment of the applicable company performance targets under our annual management incentive bonus plan and their bonus potential based on the attainment of those targets, and the grant of awards under our equity incentive plans. The Compensation Committee approves the employment agreements for our executive officers. The Compensation Committee also administers our equity incentive plans and has the exclusive authority to make awards thereunder to our executive officers. The Compensation Committee will also perform other functions or duties as deemed appropriate by our Board of Directors. The Compensation Committee was formed on September 25, 2001 and held 24 meetings during 2007. The Compensation Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually and revised as appropriate. The charter was amended in March 2007 and is attached as Appendix B to the proxy statement for the annual meeting of stockholders held in 2007, which was filed with the SEC on April 23, 2007.

    The Compensation Committee makes all decisions regarding the cash and equity compensation of our Chief Executive Officer, although the Compensation Committee may, in its discretion, request the concurrence or approval of such decisions by a majority of the independent directors serving on our Board of Directors. With respect to all other executive officers, the Compensation Committee determines their compensation, subject to the recommendations of our Chief Executive Officer who annually reviews the performance of the other executive officers and then presents to the Compensation Committee the conclusions reached and his recommendations for their compensation based on those reviews. The Compensation Committee can, and often does, exercise its discretion in determining whether to approve or modify any recommended compensation adjustments or equity awards. Decisions regarding any other forms of compensation provided to our executive officers that are not provided to all senior-level employees (for example, any health and welfare benefits, deferral plans and perquisites) are made by the Compensation Committee after taking into consideration the recommendations made by our Chief Executive Officer.

    The Compensation Committee has the authority to retain the services of an independent compensation consulting firm in connection with its responsibilities in setting compensation for the executive officers. Pursuant to that authority, the Compensation Committee has historically engaged Frederic W. Cook & Co., Inc., a nationally-recognized, independent compensation consulting firm, to review the total executive compensation program and individual compensation for the executive officers. The independent consultants provide the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions regarding our executive officers and considering the recommendations of our Chief Executive Officer regarding the other executive officers.

    Additional information concerning the compensation policies and objectives established by the Compensation Committee is included in the Compensation Discussion and Analysis, which appears elsewhere in this proxy statement. The Compensation Committee Report for the 2007 fiscal year may be found on page 30 of this proxy statement.

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  Secondary Compensation Committee.  The Board of Directors has delegated to the Secondary Compensation Committee of the Board the authority, concurrent with that of the Compensation Committee, to make discretionary awards under our equity incentive plans to employees other than executive officers. Mark R. Goldston is the sole member of the Secondary Compensation Committee. The Secondary Compensation Committee held four meetings in 2007.

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  Nominating Committee.  The Nominating Committee, which was formed on January 27, 2004, consists of three directors, Messrs. Armstrong and Holt and Ms. Scott, all of whom are independent as defined in Rule 4200 of the Nasdaq Marketplace Rules. The Nominating Committee has responsibility for identifying and recommending to the Board of Directors individuals qualified to serve as directors of the company. The Nominating Committee operates under a written charter adopted by our Board of Directors, which is reviewed annually and revised as appropriate. The charter was amended in March 2007 and is attached as Appendix C to the proxy statement for the annual meeting of stockholders held in 2007, which was filed with the SEC on April 23, 2007. The Nominating Committee held one meeting in 2007.

    Criteria for Director Nominees. The Board of Directors believes that the Board should be comprised of individuals with varied, complementary backgrounds who have exhibited proven leadership capabilities within their chosen fields. Directors should have the ability to grasp quickly complex principles of business and finance, particularly those related to the industries in which the company operates. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our stockholders. When considering a candidate for director, the Nominating Committee will take into account a number of factors, including the following: independence from management; depth of understanding of the Internet, sales and marketing, finance and/or other elements directly relevant to our business; education and professional background; judgment, skill, integrity and reputation; existing commitments to other businesses as a director, executive or owner; personal conflicts of interest, if any; and the size and composition of the existing Board. Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the Nominating Committee will consider the director's past attendance at, and participation in, meetings of the Board of Directors and its committees and the director's formal and informal contributions to the various activities conducted by the Board and the Board committees of which such individual is or was a member. The directors nominated by the Nominating Committee for re-election at this annual meeting were approved for nomination by all of the disinterested members of the Board of Directors. When seeking candidates for director, the Nominating Committee may solicit suggestions from incumbent directors, management, stockholders and others. Additionally, the Nominating Committee may use the services of third-party search firms to assist in the identification of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the Nominating Committee will interview that candidate if it believes the candidate might be suitable to be a director. The Nominating Committee may also ask the candidate to meet with management. If the Nominating Committee believes a candidate would be a valuable addition to the Board of Directors, it may recommend to the Board that candidate's appointment or election.

    Stockholder Recommendations for Nominations to the Board of Directors. The Nominating Committee will consider candidates for nomination as a director recommended by any stockholder. The Nominating Committee will evaluate such recommendations by applying its regular nominee criteria and considering the additional information set forth below. Eligible stockholders wishing to recommend a candidate for nomination as a director are to send the recommendation in writing to the Chairman of the Nominating Committee, United Online, Inc., 21301 Burbank Boulevard, Woodland Hills, California 91367. Prior to making such a recommendation, stockholders are encouraged to contact the Chairman of the Nominating Committee to obtain a list of backgrounds that the Nominating Committee would consider for potential director nominees given the then-current composition of the Board of Directors. A stockholder recommendation must contain the following information: documentation supporting that the writer is a stockholder of United Online and indicating (i) the number of shares of our common stock beneficially owned by such person, (ii) the holder or holders of record of those shares and (iii) the number of shares (if any) held of record by such person but not beneficially owned, together with a statement that the writer is recommending a candidate for nomination as a director; the address of record of the proposing stockholder; a résumé of the candidate's business experience and educational background that also includes the candidate's name, age, business and residence addresses, and principal occupation or employment and an explanation of how the candidate's background and qualifications are directly relevant to United Online's business; the number of shares of our common stock beneficially owned by the candidate and owned of record by such individual; a statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of United Online, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board; detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing stockholder, the candidate, and any affiliate of the proposing stockholder or the candidate; any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; a representation that the proposing stockholder intends to appear in person or by proxy at the annual meeting of stockholders at which the person named in such notice is to stand for election; and a signed consent of the candidate to serve as a director for a three-year term, if nominated and elected. In connection with its evaluation, the Nominating Committee may request additional information from the candidate or the proposing stockholder and may request an interview with the candidate or the proposing stockholder. The Nominating Committee has discretion to decide which individuals to recommend for nomination as directors. No candidates for director nominations were submitted by any stockholder in connection with the election of directors at the 2008 annual meeting. Any stockholder that desires to recommend a candidate for nomination to the Board of Directors who would be considered for election at our next annual meeting should read the section entitled "Stockholder Proposals for 2009 Annual Meeting" earlier in this proxy statement for additional information. Stockholder proposals for our next annual meeting must be received by January 2, 2009.

Lead Independent Director

        On February 3, 2006, the Board designated Mr. Berglass as Lead Independent Director with responsibility for presiding at the executive sessions of the Board of Directors, communicating to the Chairman such matters arising out of the executive sessions as the directors may desire to be communicated to him, and undertaking such further duties as may be determined by Mr. Berglass, the Chairman and any other member of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

        None of the Compensation Committee members was employed by us at any time during 2007, and none has ever served or acted as one of our officers.

        None of our current executive officers has ever served as a member of the board of directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more of its executive officers serve as a member of our Board of Directors or our Compensation Committee.

Director Compensation

        Cash Retainer Fees.    Except as set forth below, during the 2007 fiscal year, our non-employee directors received an annual retainer fee of $25,000, which was paid quarterly in arrears, as well as $1,000 for each Board or Board committee meeting attended. Members of the Audit Committee received an additional annual retainer fee of $6,000, and the Chairs of the Audit Committee and Compensation Committee each received an additional annual retainer fee of $8,500 and $7,500, respectively. In addition, the Chair of the Nominating Committee received an additional annual retainer fee of $5,000, and the members of the Nominating Committee received an additional annual retainer fee of $2,500. The Lead Independent Director received an additional annual retainer fee of $10,000. Effective as of October 22, 2007, the following increases in compensation were implemented: (i) the annual retainer fee for members of the Audit Committee was increased to $10,000, (ii) an annual retainer fee of $10,000 was also established for members of the Compensation Committee, (iii) the annual retainer fee for the Chairs of the Audit Committee and Compensation Committee was increased to $20,000 and $15,000, respectively, and (iv) the Lead Independent Director's additional annual retainer fee was increased to $25,000. Messrs. Berglass and Coleman and Ms. Scott also serve as members of the board of directors of our subsidiary, Classmates Media Corporation ("CMC"), and Mr. Coleman also serves as a member of CMC's Nominating Committee. For such service during the 2007 fiscal year, Messrs. Berglass and Coleman and Ms. Scott each received pro-rata compensation based on an annual retainer fee of $25,000, which was paid quarterly in arrears for their service which began in September 2007, as well as $1,000 for each CMC board or board committee meeting attended.

        Equity Awards.    Under our 2001 Stock Incentive Plan, non-employee directors may receive option grants, restricted stock or restricted stock unit awards and other equity incentives.

        On March 28, 2007, each non-employee director received an award of 7,500 restricted stock units. Each unit entitled the non-employee director to receive one share of our common stock upon vesting. The shares subject to those units vested and became issuable upon the non-employee director's continued service as a Board member through February 15, 2008. However, should the director have voluntarily ceased to serve as a Board member prior to such vesting date, then that director would have vested in the number of units in which he or she would have been vested as of the termination date had such units vested in successive equal monthly installments between February 15, 2007 and the February 15, 2008 scheduled vesting date, and the remaining units would have been cancelled. In the event of a change in control, the shares subject to the units would have vested in full and become immediately issuable.

Director Summary Compensation Table

        The following table provides certain summary information concerning the compensation earned by the non-employee directors of the company for the year ended December 31, 2007.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards (3)(4)	Total(5)
James T. Armstrong	$74,500	101,960	$176,460
Robert Berglass	$105,625	101,960	$207,585
Kenneth L. Coleman	$100,000	101,960	$201,960
Dennis Holt	$65,750	101,960	$167,710
Carol A. Scott	$86,125	101,960	$188,085

(1)
Mr. Goldston, the company's Chairman, President and Chief Executive Officer, is not included in this table because he is an employee of the company and does not earn any additional compensation for his services as a director. The compensation earned by Mr. Goldston as an employee of the company is shown in the Summary Compensation Table, which appears later in this proxy statement.

(2)
Messrs. Berglass and Coleman and Ms. Scott, who also serve on the board of directors of CMC, earned fees during the 2007 fiscal year for their service as board members of each company. The following table provides the total amount of director fees earned by Messrs. Berglass and Coleman and Ms. Scott from each company:

Name	Aggregate Cash Director Fees Earned from United Online	Aggregate Cash Director Fees Earned from CMC
Robert Berglass	$89,125	$16,500
Kenneth L. Coleman	$83,500	$16,500
Carol A. Scott	$70,625	$15,500
(3)
Represents the compensation cost recognized for financial statement reporting purposes for the 2007 fiscal year, in accordance with Statement of Financial Accounting Standards No. 123(R) ("SFAS 123R"), with respect to the equity awards, including awards which may have been granted in one or more earlier years. The reported dollar amounts do not take into account any estimated forfeitures related to service-based vesting conditions. There were no forfeitures incurred by the directors in the 2007 fiscal year. For information regarding assumptions underlying the SFAS 123R valuation of our equity awards, see Note 5 of the Consolidated Financial Statements in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(4)
On March 28, 2007, each non-employee director of the company was awarded 7,500 restricted stock units. Each unit provided such director with the right to receive one share of our common stock upon the vesting of that unit. The grant date fair value of each such restricted stock unit award, computed in accordance with SFAS 123R, was $104,625, which is determined by multiplying (i) the closing price per share of our common stock on the grant date by (ii) the number of shares of our common stock subject to each award.

(5)
The non-employee directors hold restricted stock units which contain dividend equivalent rights. Pursuant to those rights, each non-employee director will receive, in the event dividends or other distributions are declared and paid on the company's outstanding shares of common stock, an additional payment equal to each dividend or distribution which would have been paid on the shares of common stock underlying those units had such shares been issued and outstanding at the time that dividend or distribution was made to the company's stockholders. The payment will be made in the same form as the actual dividend or distribution is made to the stockholders. The SFAS 123R value of restricted stock unit awards made to the non-employee directors after May 2005 takes the dividend equivalent rights into consideration, and accordingly, the amounts received by the non-employee directors pursuant to such rights are not included in the table above as part of their compensation for the 2007 fiscal year. The amount which each non-employee director received during the 2007 fiscal year pursuant to such dividend equivalent rights was $6,000, which was paid in cash.

        The following table shows the number of shares of our common stock subject to the outstanding restricted stock units and stock options which each of our non-employee directors held as of the close of the 2007 fiscal year.

Name	Aggregate Shares Subject to RSUs	Aggregate Shares Subject to Options
James T. Armstrong	7,500	22,500
Robert Berglass	7,500	57,000
Kenneth L. Coleman	7,500	49,500
Dennis Holt	7,500	22,500
Carol A. Scott	7,500	22,500

Recommendation of the Board of Directors

        Our Board of Directors recommends that the stockholders vote FOR the election of the Board of Directors nominees listed above.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2007, to serve in the same capacity for the fiscal year ending December 31, 2008, and is asking the stockholders to ratify this appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee may reconsider its selection.

Audit and Other Fees

        We were billed the following fees by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2007:

  •
  Audit Fees.  PricewaterhouseCoopers LLP billed us $1,529,000 for the audit of our consolidated financial statements for the fiscal year ended December 31, 2007, the review of the interim consolidated financial statements included in our quarterly reports on Form 10-Q and for audit consultations. A portion of the fees also related to the services performed in connection with the audit of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002.

  •
  Audit-Related Fees.  Audit-related fees billed to us for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements for 2007 that are not reported as "Audit Fees" were $2,755,000. The services provided were consulting and audit and review services relating to the initial public offering process associated with Classmates Media Corporation.

  •
  Tax Services Fees.  Tax services fees for tax compliance and tax consulting services were $53,000.

  •
  All Other Fees.  Other fees billed to the company by PricewaterhouseCoopers LLP were $3,000.

        We were billed the following fees by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2006:

  •
  Audit Fees.  PricewaterhouseCoopers LLP billed us $1,623,000 for the audit of our consolidated financial statements for the fiscal year ended December 31, 2006, the review of those interim consolidated financial statements included in our quarterly reports on Form 10-Q and for audit consultations. A portion of the fees also related to the services performed in connection with the attestation of management's report on our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002.

  •
  Audit-Related Fees.  Audit-related fees billed to us for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements for 2006 that are not reported as "Audit Fees" were $218,000. The services provided were consulting services relating to due diligence associated with potential acquisitions and certain agreed-upon procedures.

  •
  Tax Services Fees.  Tax services fees for tax compliance and tax consulting services were $85,000.

  •
  All Other Fees.  Other fees billed to the company by PricewaterhouseCoopers LLP were $2,000.

Determination of Independence

        The Audit Committee of the Board of Directors has determined that the provision by PricewaterhouseCoopers LLP of the services covered under the heading "All Other Fees" above is compatible with maintaining PricewaterhouseCoopers LLP's independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm, unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. In 2003, the Audit Committee adopted a policy requiring the pre-approval of all services to be provided by our independent registered public accounting firm. Any proposed services exceeding previously pre-approved cost parameters will also require specific pre-approval. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full Committee in the event a need arises for specific pre-approval between Committee meetings. All of the audit-related, tax services and all other fees for the 2007 fiscal year were approved by the Audit Committee in accordance with the foregoing procedures.

Recommendation of the Board of Directors

        Our Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

OTHER MATTERS

        We do not know of any matters to be presented at the 2008 annual meeting of stockholders other than those mentioned in this proxy statement. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

OWNERSHIP OF SECURITIES

        The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 15, 2008, by (i) each of our directors and nominees for director, (ii) each named executive officer (as listed in the Summary Compensation Table, which appears later in this proxy statement), (iii) each person who, to our knowledge, beneficially owns 5% or more of the outstanding shares of our common stock, and (iv) all current directors and executive officers as a group. Except for shares of our common stock held in brokerage accounts which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficial Ownership(1)
Directors and Named Executive Officers:
Mark R. Goldston(2)	3,590,079	5.0%
Neil P. Edwards(3)	148,091	*
Charles S. Hilliard(4)	6,415	*
Gerald J. Popek(5)	424,613	*
Frederic A. Randall, Jr.(6)	574,308	*
Scott H. Ray	—	*
Matthew J. Wisk(7)	147,796	*
James T. Armstrong(8)	59,569	*
Robert Berglass(9)	69,465	*
Kenneth L. Coleman(10)	74,265	*
Dennis Holt(11)	39,465	*
Carol A. Scott(12)	39,765	*
All directors and executive officers as a group (14 persons)(13)	5,343,302	7.4%
5% Stockholders Not Listed Above:
William Blair & Company, L.L.C.(14)	5,306,533	7.7%
Entities Affiliated with Barclays(15)	4,669,610	6.8%
Entities Affiliated with AXA(16)	3,701,806	5.4%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
Based on 68,507,776 shares of common stock outstanding on March 15, 2008. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable or will become exercisable within 60 days after March 15, 2008 and shares issuable within 60 days after March 15, 2008 pursuant to outstanding restricted stock units awarded under our stock incentive plans are deemed outstanding for computing the percentage ownership of the person or entity holding such securities but are not outstanding for computing the percentage ownership of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 21301 Burbank Boulevard, Woodland Hills, California 91367.

(2)
Includes (i) 920,622 shares owned by the Mark and Nancy Jane Goldston Family Trust dated November 8, 1997, over which Mr. Goldston exercises voting power, as trustee and (ii) 2,669,457 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 15, 2008.

(3)
Includes (i) 71,934 shares owned by Mr. Edwards and (ii) 76,157 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 15, 2008.

(4)
The address for Mr. Hilliard is 1333 Second Street, Suite 100, Santa Monica, CA 90401. Mr. Hilliard terminated his employment with the company in May 2007.

(5)
Includes (i) 92,737 shares owned by Mr. Popek and (ii) 331,876 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 15, 2008.

(6)
Includes (i) 220,558 shares owned by Mr. Randall and (ii) 353,750 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 15, 2008.

(7)
Includes (i) 32,796 shares owned by Mr. Wisk and (ii) 115,000 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 15, 2008.

(8)
Includes (i) 35,104 shares owned by Mr. Armstrong; (ii) 22,500 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 15, 2008; and (iii) 1,965 restricted stock units which will become issuable within 60 days after March 15, 2008 if the director were to cease Board service during that period.

(9)
Includes (i) 10,500 shares owned by Mr. Berglass; (ii) 57,000 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 15, 2008; and (iii) 1,965 restricted stock units which will become issuable within 60 days after March 15, 2008 if the director were to cease Board service during that period.

(10)
Includes (i) 22,800 shares owned by Mr. Coleman; (ii) 49,500 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 15, 2008; and (iii) 1,965 restricted stock units which will become issuable within 60 days after March 15, 2008 if the director were to cease Board service during that period.

(11)
Includes (i) 15,000 shares owned by Mr. Holt; (ii) 22,500 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 15, 2008; and (iii) 1,965 restricted stock units which will become issuable within 60 days after March 15, 2008 if the director were to cease Board service during that period.

(12)
Includes (i) 15,300 shares owned by Ms. Scott; (ii) 22,500 shares subject to options which are currently exercisable or which will become exercisable within 60 days after March 15, 2008; and (iii) 1,965 restricted stock units which will become issuable within 60 days after March 15, 2008 if the director were to cease Board service during that period.

(13)
Includes (i) 1,460,728 shares owned by the directors and executive officers; (ii) 3,872,749 shares of our common stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 15, 2008; and (iii) 9,825 restricted stock units which will become issuable within 60 days after March 15, 2008 if the directors were to cease Board service during that period.

(14)
This information is derived solely from the Schedule 13G filed with the SEC on January 9, 2008 and includes 5,306,533 shares beneficially owned by William Blair & Company, L.L.C. The address for William Blair & Company, L.L.C. is 222 W. Adams, Chicago, Illinois 60606.

(15)
This information is derived solely from the Schedule 13G filed with the SEC on February 5, 2008 and includes 1,844,616 shares beneficially owned by Barclays Global Investors, NA; 2,755,677 shares beneficially owned by Barclays Global Fund Advisors; and 69,317 shares beneficially owned by Barclays Global Investors, Ltd. The address for Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105, and the address for Barclays Global Investors, Ltd is Murray House, 1 Royal Mint Court, London, EC3N 4HH.

(16)
This information is derived solely from the Schedule 13G filed with the SEC on February 14, 2008 by AXA Financial, Inc. ("AXA Financial"); AXA, which owns AXA Financial; and AXA Assurances I.A.R.D Mutuelle ("AXA IARD"), AXA Assurances Vie Mutuelle ("AXA Assurances"), and AXA Courtage Assurance Mutuelle (collectively with AXA IARD and AXA Assurances, the "Mutuelles AXA"), which, as a group, control AXA. This information includes an aggregate of 3,649,815 shares beneficially owned by AXA Konzern AG, AXA Rosenberg Investment Management LLC, and Winterthur, entities of which AXA is the parent holding company, and 51,991 shares beneficially owned by AllianceBernstein L.P. and AXA Equitable Life Insurance Company, subsidiaries of AXA Financial. According to the Schedule 13G, the subsidiaries of AXA Financial operate under independent management and make independent decisions. The address for the Mutuelles AXA is 26, rue Drouot, 75009 Paris, France; the address for AXA is 25, avenue Matignon, 75008 Paris, France; and the address for AXA Financial is 1290 Avenue of the Americas, New York, New York 10104.

        The following table shows the number of shares of our common stock subject to outstanding restricted stock units held by our executive officers as of March 15, 2008 but not otherwise scheduled to vest and become issuable within the following sixty days. Each restricted stock unit entitles the executive officer to one share of common stock at the time of vesting. The restricted stock units generally vest over a three- to four-year period of continued service with us. However, 600,000 restricted stock units held by Mr. Goldston will vest as follows: (i) 200,000 units will vest and become issuable upon Mr. Goldston's continuation in service through February 28, 2011 and (ii) the remaining 400,000 units will vest depending on the company's highest 30-day volume-weighted average closing share price for any consecutive 30-days between December 1, 2010 and February 28, 2011. However, if beginning July 1, 2009, the company's volume-weighted average closing share price remains at a certain threshold for the next six months, all 600,000 units will vest on the last day of the 6-month period.

Executive Officer	Number of Underlying Shares
Mark R. Goldston	1,641,667
Gerald J. Popek	208,334
Frederic A. Randall, Jr.	337,917
Scott H. Ray	275,000
Matthew J. Wisk	233,334
Other Executive Officers	1,031,046

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

        The following table sets forth certain information regarding all our executive officers as of April 18, 2008:

Name	Age	Positions
Mark R. Goldston	53	Chairman, President, Chief Executive Officer and Director
Jeremy E. Helfand	36	Executive Vice President, Sales and Chief Sales Officer
Paul E. Jordan	49	Executive Vice President and Chief Personnel Officer
Steven B. McArthur	41	President, Classmates Online, Inc.
Gerald J. Popek	61	Executive Vice President and Chief Technology Officer
Frederic A. Randall, Jr.	51	Executive Vice President, General Counsel and Secretary
Scott H. Ray	43	Executive Vice President and Chief Financial Officer
Robert J. Taragan	51	Executive Vice President and General Manager of CyberTarget
Matthew J. Wisk	48	Executive Vice President and Chief Marketing Officer

        The following is a brief description of the capacities in which each of the executive officers has served during the past five or more years. The biography for Mr. Goldston appears earlier in this proxy statement under the heading "Proposal One: Election of Directors."

        Jeremy E. Helfand has been our Executive Vice President, Sales and Chief Sales Officer since July 2006. From September 1999 to January 2006, he served as Senior Vice President and General Manager of Advertising.com, a subsidiary of America Online, Inc. that provides interactive marketing services. Prior to Advertising.com, Mr. Helfand was a manager at Arthur Andersen LLP. A Certified Public Accountant, Mr. Helfand received his Bachelor of Business Administration from Loyola College.

        Paul E. Jordan has been our Executive Vice President and Chief Personnel Officer since March 2007. Prior to that, he served as our Senior Vice President and Chief Personnel Officer since the Merger. Before the Merger, he served as NetZero's Vice President of Human Resources from July 1999 to September 2001. Prior to joining NetZero, he was with Fremont General Corporation from 1996 to 1999 where he most recently served as Vice President of Human Resources for Fremont Financial Corporation. Mr. Jordan holds a bachelor's degree in organizational communications from Brigham Young University.

        Steven B. McArthur has served as President of Classmates Online, Inc. since August 2007. From July 2004 to March 2007, Mr. McArthur held a number of executive positions at Expedia, Inc., including serving as President of Expedia North America and subsequently as President of Expedia's North American Travel Group. In addition, Mr. McArthur served as senior advisor to the Chief Executive Officer of Expedia from October 2006 to March 2007. From October 2002 to July 2004, Mr. McArthur served as Executive Vice President for AOL. From March 2000 to October 2002, Mr. McArthur served as President and Chief Executive Officer of AOL Canada. Mr. McArthur started his career as a strategy consultant with Bain & Company where he was one of the founders of Bain's Toronto office. Mr. McArthur earned his M.B.A. from the Harvard Business School and his Bachelor's degree from Queen's University, Belfast.

        Gerald J. Popek has been our Executive Vice President and Chief Technology Officer since the Merger. Prior to that, he served as NetZero's Senior Vice President and Chief Technology Officer from October 2000 to September 2001. Prior to joining NetZero, Mr. Popek was Chief Technology Officer at CarsDirect.com from August 1999 to September 2000 and Chief Technology Officer at PLATINUM Technology, Inc. from August 1995 to August 1999. In the late 1970s, he was a member of the Defense

Science Board, which selected the technology base for the United States Department of Defense that became the Internet. Mr. Popek has a B.S. in Nuclear Engineering, with honors, from New York University and a Ph.D. in Applied Mathematics from Harvard University.

        Frederic A. Randall, Jr. has been our Executive Vice President, General Counsel and Secretary since the Merger. Prior to that, he served as NetZero's Senior Vice President and General Counsel from March 1999 until the Merger and was the Secretary from May 1999 to September 2001. Prior to joining NetZero, Mr. Randall was a partner at Brobeck, Phleger & Harrison LLP from January 1991 to March 1999, and an associate from 1984 to December 1990. Mr. Randall received his B.A. in English Literature with distinction from the University of Michigan and his J.D., cum laude, from the University of San Francisco School of Law.

        Scott H. Ray has been our Executive Vice President and Chief Financial Officer since October 2007. Prior to that and since May 2005, Mr. Ray served as Chief Financial Officer for ValueClick, Inc. Prior to serving as Chief Financial Officer for ValueClick, he was its Executive Vice President, Finance from August 2004 to May 2005 and its General Manager, Technology Segment from November 2002 to August 2004. Mr. Ray has also served as chief financial officer for other public technology and financial services companies including OpenTV Corp., Silicon Valley Bancshares and Bay View Capital Corporation. During his career, he has also worked for Coopers & Lybrand and Price Waterhouse. Mr. Ray is a certified public accountant and a certified forensic accountant with a B.S. in Accounting, with honors, from Arizona State University.

        Robert J. Taragan has been our Executive Vice President and General Manager of our CyberTarget division since the Merger. Prior to that, he served as NetZero's Senior Vice President and General Manager of NetZero's CyberTarget division from March 2000 until the Merger. Prior to joining NetZero, Mr. Taragan held various management positions with Nielsen Media Research for 21 years. His positions included Executive Vice President of Marketing and General Manager of Local Services. Mr. Taragan received his B.A. in Economics from Colgate University.

        Matthew J. Wisk has been our Executive Vice President and Chief Marketing Officer since August 2005. Prior to that, he served as Senior Vice President, Chief Marketing Officer of TiVo from October 2004 to July 2005. Prior to joining TiVo, Mr. Wisk was Chief Marketing Officer of Herbalife International from July 2003 to July 2004 and Vice President of Marketing, North and South America at Nokia from April 1994 to July 2003. Mr. Wisk received his B.A. in Marketing and his M.B.A. from Michigan State University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

        The Compensation Committee of our Board of Directors has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy. The Compensation Committee seeks to provide a level of compensation for our executive officers that is fair, reasonable and appropriate to support our business objectives.

        Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during the 2007 fiscal year, as well as the other individuals included in the Summary Compensation Table that appears elsewhere in this proxy statement, are referred to as the "named executive officers." In May of our 2007 fiscal year, our previous Chief Financial Officer, Charles S. Hilliard, terminated his services. Neil P. Edwards, our Senior Vice President, Finance, Treasurer and Chief Accounting Officer, served as our Interim Chief Financial Officer until Scott H. Ray, our current Chief Financial Officer, joined us in October 2007. As a result of their holding the Chief Financial Officer position during part of the 2007 fiscal year, Messrs. Hilliard and Edwards are considered named executive officers for purposes of this proxy statement. However, Mr. Edwards was an executive officer of the company only during the period for which he served as Interim Chief Financial Officer, and his compensation is separately discussed at the end of the Compensation Discussion and Analysis.

General Philosophy

        We set total compensation and the components of compensation for our executive officers at a level designed to attract outstanding talent capable of managing and operating large and complex organizations such as ours and to continue to retain such talent. Most of our executive officers have been providing services to us for several years, and the stability and experience of that executive management group is believed to be key to our ongoing success and to increasing as well as maintaining stockholder value. To secure the services of those executive officers over the long term and at a high performance level, total compensation is generally set in the top quartile of competitive practice. The benchmark for competitive comparisons is similarly-situated executives of a peer group of companies selected by the Compensation Committee and described in more detail below.

        We compensate our executive officers primarily through a combination of base salaries, annual bonuses, and long-term incentives. The company evaluates both performance and market compensation levels to ensure that we maintain our ability to attract and retain superior executive officers in key positions. The company believes that the most effective way to align management's incentives with the long-term interests of our stockholders is to reward achievement of specific annual and strategic goals with the ultimate objective of improving stockholder value.

Setting Executive Compensation

        In making compensation decisions, the Compensation Committee compares total compensation and, where comparative information is available, each element of total compensation against a peer group of publicly-traded Internet/software/technology companies with revenues and market capitalization in a similar range as ours (the "Peer Group"). The Peer Group consists of companies against which the Compensation Committee believes we compete for talent and stockholder investment. The Peer Group is comprised of companies selected by the Compensation Committee on an annual basis with guidance from Frederic W. Cook & Co., a nationally recognized, independent compensation consulting firm (the "independent consultants") engaged by the Compensation Committee. The independent consultants also provide extensive compensation data relating to the executives at the selected Peer Group companies. The eleven companies that have historically comprised the Peer Group and that continued to do so for the 2007 fiscal year are:

•	Level 3	•	EarthLink
•	Mediacom	•	Monster
•	McAfee	•	Netflix
•	Infospace	•	WebEx
•	RealNetworks	•	F5 Networks
•	Napster

        The Compensation Committee believes we also compete for top-level executive talent with many larger, higher-paying companies. In addition, we expect exceptional performance at all times. As such, the Compensation Committee generally sets compensation for our executive officers in the top quartile of compensation paid to similarly-situated executive officers of the companies comprising the Peer Group. Exceptions to this competitive position may occur as dictated by the experience level of the individual and market factors. Our compensation arrangements demonstrate the company's belief that individuals on the management team are highly talented and are capable of maximizing our future stockholder returns.

        A significant percentage of our executive officers' total compensation is allocated to incentive compensation as a result of the philosophy described above. The company does not have a pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews the competitive data provided by the independent consultants to determine the appropriate level and balance of incentive compensation. Incentive compensation is realized depending on our performance compared to established goals.

2007 Executive Compensation Components

        For the 2007 fiscal year, the principal components of compensation for the executive officers, including the named executive officers, were as follows:

  •
  Base salary;

  •
  Performance-based incentive compensation;

  •
  Long-term incentives; and

  •
  Other benefits (such as health care benefits, 401(k) deferral matching, and with respect to certain executive officers, perquisites and personal benefits).

Base Salary

        We provide our executive officers with a level of base salary to provide a fixed amount of compensation for their services during the year and stability from year to year. In addition, executive officers who have employment agreements are guaranteed a minimum base salary under each such officer's employment agreement. The Compensation Committee generally reviews base salary levels for executive officers annually and may, in its discretion, approve increases. The Compensation Committee generally reviews base salary levels taking into consideration the following:

  •
  Market data;

  •
  Internal review of the executive officer's compensation, both individually and relative to other executive officers of the Peer Group;

  •
  Scope of responsibility and professional experience of the executive officer; and

  •
  Performance of the individual executive officer and, to a lesser extent, that of the company.

        Salary levels are typically considered as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit-based salary increases take into consideration the recommendations of our Chief Executive Officer in the case of the other executive officers.

        In February 2007, the Compensation Committee conducted its annual review of base salaries for the 2007 fiscal year. Based on its review, the Compensation Committee increased the base salaries of the executive officers for the 2007 fiscal year. The resulting base salaries for the executive officers were in the top quartile of the base salary levels in effect for comparable positions at companies in the Peer Group. The increases ranged from approximately 5% to 8% for named executive officers other than Messrs. Hilliard and Ray. Mr. Hilliard received approximately a 14% increase due to his promotion to President during the 2006 fiscal year. The base salary for Mr. Ray was determined in connection with the negotiation of his employment agreement, which was approved by the Compensation Committee. The base salary of each named executive officer for the 2007 fiscal year is set forth in the Summary Compensation Table, which appears elsewhere in this proxy statement.

        In February 2008, the Compensation Committee conducted its annual review of base salaries for the 2008 fiscal year. Based on its review, the Compensation Committee increased the base salaries of the executive officers by 3% for the 2008 fiscal year. The resulting base salaries for the executive officers were in the top quartile of the base salary levels in effect for comparable positions at companies in the Peer Group. The base salaries of the named executive officers for the 2008 fiscal year are as follows:

Named Executive Officer(1)	Base Salary
Mark R. Goldston	$952,750
Gerald J. Popek	$439,810
Frederic A. Randall, Jr.	$439,810
Scott H. Ray	$437,750
Matthew J. Wisk	$416,120

    (1)
    Mr. Hilliard is not included in the table because he terminated his employment with us in May 2007. Mr. Edwards' base salary is discussed below under "Interim Chief Financial Officer's Compensation".

Performance-Based Incentive Compensation

        We provide performance-based incentive compensation to our executive officers to promote strong annual performance and achievement of corporate goals and to encourage the growth of stockholder value. The management bonus plan is a performance-based incentive plan which sets forth specific annual objectives and guidelines for calculating the incentive compensation to be awarded for achieving such objectives.

        The Compensation Committee determines the executive officers eligible to participate in the plan, the performance objectives, and the appropriate incentive levels based on each executive officer's position in the company. Revenue and adjusted OIBDA (defined, for purposes of the management bonus plan, as operating income before depreciation and amortization, and subject to certain adjustments as described in the management bonus plan), were selected as financial objectives for determining annual bonus compensation because the company believes these are the best measures of annual operating performance. The financial objectives are established based on a review of the operating budget presented to the Board of Directors for the upcoming fiscal year and in particular, the financial targets set forth therein, and an assessment of the level of difficulty to meet or exceed the targets in light of the challenges faced by the company. The incentive levels are established as a percentage of the participant's base salary considering the individual's relative responsibilities and contribution towards our achievement of the objectives. Each of our named executive officers (other than Mr. Edwards) has an employment agreement which provides that such executive officer will be eligible to receive an annual bonus of up to 100% of his annual rate of base salary, or in the case of our Chief Executive Officer, not less than 100% of his annual rate of base salary, although the Board of Directors or Compensation Committee may award a greater amount. In setting the objectives and the incentive levels, the Compensation Committee may, and often does, consider the specific circumstances facing the company during the coming year.

        The 2007 Management Bonus Plan (the "2007 Bonus Plan"), which was approved by the Compensation Committee in March 2007, governed the incentive awards of the participating executive officers during the 2007 fiscal year. Mr. Ray did not participate in the 2007 Bonus Plan; instead, he received a guaranteed bonus for the 2007 fiscal year pursuant to the terms of his employment agreement. The 2007 Bonus Plan had two components: (i) incentive awards for meeting or exceeding corporate revenue and adjusted OIBDA objectives and (ii) incentive awards for achieving specified objectives tied to our revenues, excluding our dial-up billable services revenues ("Non-Dial Up Revenues"). Awards earned under the 2007 Bonus Plan were paid in cash and shares of our common stock, as described in greater detail below.

        With respect to the first component, incentive awards were made based upon achievement of objectives relating to revenue and adjusted OIBDA for the 2007 fiscal year, with the achievement of each financial measure determining half of the incentive award amount. The Compensation Committee structured the 2007 Bonus Plan to include revenue objectives in addition to adjusted OIBDA objectives because it believed we were facing a challenging ISP marketplace and it wanted to reward the executive officers for their success in either increasing, or minimizing decreases in, our revenues and adjusted OIBDA for the 2007 fiscal year when compared to the 2006 fiscal year. The Compensation Committee determined the specific revenue objectives and adjusted OIBDA objectives by making adjustments to the financial objectives set forth in our confidential, internal operating budget for the 2007 fiscal year, basing the ranges of such objectives on the Compensation Committee's assessment as to the minimum amount that would have to be achieved by us in order for the executive officers to earn an incentive award, and the maximum amount that our executive officers reasonably could attain given competitive conditions and other circumstances. With respect to the potential bonus levels, the Compensation Committee established them as specific percentages of the respective base salaries of the participants. The Committee set the potential bonus amounts for Mr. Goldston and Mr. Hilliard at higher percentages of their base salaries than those in effect for the other participants to reflect the greater impact the duties and responsibilities of their respective positions would have upon the company's ability to meet these objectives. The revenue objectives, adjusted OIBDA objectives, and the potential bonus amounts as a percentage of base salary at each level of attainment were as follows:

Objectives		Potential Bonus as % of Base Salary
Revenue Objectives	Adjusted OIBDA Objectives	Mark R. Goldston	Charles S. Hilliard	Other Participants
(in millions)	(in millions)
$485	$139	60%	55%	50%
$510	$144	80%	75%	70%
$525	$146	100%	95%	90%
$530	$149	120%	110%	100%
$540	$152	140%	130%	120%
$550	$154	160%	150%	140%

        With respect to the second component, incentive awards were made based upon our achieving specified objectives tied to our Non-Dial Up Revenues. The Compensation Committee intended for this component to reward our executive officers for continuing to expand our revenue from sources other than dial-up ISP subscription revenues. Similar to the financial objectives component, the

Compensation Committee determined a range of specific objectives under this component based on its assessment of the financial objectives set forth in our confidential, internal operating budget for the 2007 fiscal year. The Non-Dial Up Revenues objectives and the potential incentive award amounts as a percentage of base salary at each level of attainment were as follows:

	Potential Bonus as a % of Base Salary
Non-Dial Up Revenues Objectives (in millions):	Mark R. Goldston	Charles S. Hilliard	Other Participants
$257	0%	0%	0%
$261	5%	3.8%	2.5%
$265	10%	7.5%	5%
$269	15%	11.3%	7.5%
$273	20%	15%	10%
$277	25%	18.8%	12.5%
$281	30%	22.5%	15%
$285	35%	26.3%	17.5%
$290	40%	30%	20%
$295	45%	33.8%	22.5%
$300	50%	37.5%	25%
$305	55%	41.3%	27.5%
$310	60%	45%	30%

        Unlike previous incentive award plans, which provided for incentive awards that were payable in cash only, under the 2007 Bonus Plan, the incentive awards earned by a participant were payable in shares of our common stock to the extent the aggregate amount earned by each executive officer under the 2007 Bonus Plan exceeded the maximum cash bonus amount that the Compensation Committee set for that individual. The number of shares payable to each executive officer was determined by dividing the portion of his aggregate bonus in excess of the maximum cash amount by $14.14, the closing price per share on the date of the Compensation Committee's adoption of the 2007 Bonus Plan. The maximum cash bonus amount was 125% of base salary for our Chief Executive Officer, 110% of base salary for our then-President and Chief Financial Officer, and 100% of base salary for the other participants. Awards earned under the 2007 Bonus Plan were paid on February 15, 2008. For 2007, the company attained a Revenue Objective of $513.5 million; an Adjusted OIBDA Objective of $152.2 million and a Non-Dial Up Revenue Objective of $265.3 million. Since the objectives actually attained fell between the levels set forth in the tables, the actual distributions made under the 2007 Bonus Plan were interpolated by the Compensation Committee. Based on the attainment of the levels described above, the Compensation Committee determined that Mr. Goldston was entitled to a bonus of 123.57% of base salary, all of which was paid in cash; and each other participating officer was entitled to a bonus of 103.39% of base salary, of which an amount equal to 100% of base salary was paid in cash and the remaining 3.39% of which was paid in stock pursuant to the terms of the 2007 Bonus Plan. The total amount awarded to each named executive officer is reflected in the Summary Compensation Table, which appears elsewhere in this proxy statement.

Long-Term Incentives

        We provide equity-based long-term incentives to align the interests of our executive officers with those of the stockholders and to retain such executives through vesting and wealth-creation opportunities. Long-term incentive grants to executive officers are based on job responsibilities and individual contribution levels, with reference to the levels of total direct compensation (i.e., total cash compensation plus the value of long-term incentives) of executive officers at companies in the Peer Group. Generally, the Compensation Committee sets awards of long-term incentives in the top quartile of our peers. When it makes decisions regarding grants, the Compensation Committee also considers previous long-term incentive grants made to the executive officers (including whether such grants are vested and the value thereof) and their carried-interest ownership stakes (i.e., the sum of stock options, restricted stock units and shares held, including recent sales, divided by the total number of shares outstanding). The Compensation Committee further considers the fact that long-term incentive compensation is in part intended to be a supplemental form of retirement income due to the fact that we do not maintain any type of retirement plan, other than our 401(k) plan, which provides limited ability for our executive officers to defer income for retirement due to annual contribution limitations imposed under the federal tax laws.

        Historically, the primary form of long-term incentive compensation that we provided to our executive officers consisted of non-qualified stock options. This form was selected for several reasons, including the relatively attractive accounting treatment for such awards, the absence of any impact upon our cash flow and the deferral of the taxation of those awards to the exercise date. We believe there was also an expectation by employees in our industry that they would receive stock options. However, as described in greater detail below under "Tax and Accounting Considerations," beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R) ("SFAS 123R"), making the accounting treatment of stock options less attractive to us. As a result, the Compensation Committee assessed the desirability of granting shares of restricted stock and restricted stock units to employees, particularly members of senior management, and concluded that restricted stock and restricted stock units would provide a motivating form of incentive compensation while permitting us to issue fewer shares. Shares of restricted stock and restricted stock units are also somewhat less subject to market volatility than stock options and establish a more direct correlation between the SFAS 123R cost to us and the value delivered to the executive officers. Accordingly, during the 2005 fiscal year, the Compensation Committee did not grant any stock options to the named executive officers, other than to Matthew J. Wisk as part of his initial compensation package, and instead granted restricted stock units. This grant of restricted stock units was intended to cover long-term incentive awards for both the 2005 and the 2006 fiscal years. As such, in the 2006 fiscal year, the Compensation Committee did not make any equity grants to the named executive officers. In the 2007 fiscal year, the Compensation Committee made restricted stock unit grants to the executive officers in February 2007 as part of the company-wide annual grants, and at various times during 2007 the Compensation Committee awarded additional restricted stock unit grants to certain of the executive officers in connection with their execution of new or amended employment agreements. The outstanding equity awards held by each named executive officer as of the end of the 2007 fiscal year are reflected in the Outstanding Equity Awards at Fiscal Year-End Table, which appears elsewhere in this proxy statement.

        Equity Grant Practices.    With the exception of new hires, we generally make company-wide equity awards during the first quarter of each year following the availability of the financial results for the prior year. Grants to all other employees may be made by the Compensation Committee or by the Secondary Compensation Committee, of which our Chief Executive Officer is the sole member. New hire equity awards are made on the fifteenth day of the second month of each quarter, or the next business day, to those individuals whose employment with us commenced prior to such date. It is our practice for all equity grants to be made with the required approvals obtained in advance of or on the grant date. All grants to our executive officers require the approval of the Compensation Committee. All grants to our non-executive employees require the approval of the Compensation Committee or the Secondary Compensation Committee.

Other Benefits

        We provide eligible employees with a 401(k) plan and various health and welfare and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Our 401(k) plan helps employees save and prepare financially for retirement. Our health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce.

        401(k) Plan.    Our tax-qualified 401(k) plan allows eligible employees to contribute up to 40% of their pre-tax earnings, up to the annual dollar limit set by law, which was $15,500 for 2007. We provide matching contributions equal to 25% of the employee's contribution, to the extent such contribution does not exceed 6% of the employee's bi-weekly gross compensation. The matching contributions vest 25% for each year of the employee's service and are fully vested after four years of service. When the Compensation Committee calculates the targeted overall compensation for our executive officers, it does not factor in the 401(k) matching contributions because they do not represent a significant portion of the executive officers' overall compensation.

        Health and Welfare Benefits.    In addition to regular health and welfare benefits generally offered to our U.S. employee base, vice presidents and more senior executives, including our executive officers, are also eligible to participate in the Exec-U-Care plan. Under this plan, such individual's health insurance premiums are paid by us, and certain other medical and dental expenses are reimbursed, up to certain maximum limits set forth in the plan.

        Perquisites.    We generally do not provide perquisites or other personal benefits to our executive officers. However, in connection with the execution of Mr. Randall's employment agreement in January 2004, we agreed to provide him with partial reimbursement of the expenses he incurred in maintaining an apartment near our corporate headquarters. Mr. Randall's residence was a significant distance from our corporate headquarters, making it impractical for him to commute on a daily basis. This arrangement was terminated in connection with the execution of his amended employment agreement in August 2007. The total amount reimbursed to Mr. Randall in the 2007 fiscal year is reflected in footnote (11) to the Summary Compensation Table, which appears elsewhere in this proxy statement. In connection with our hiring of an executive officer who must relocate to join the company, we would typically provide relocation-related reimbursements approved by the Compensation Committee.

Severance Benefits

        The Compensation Committee believes that we should provide fair and reasonable severance and change-in-control benefits to executives. These severance and change-in-control benefits are intended to promote stability and continuity of senior management, attract and retain superior talent, and reflect the potential difficultly for them to find comparable employment within a short period of time. Furthermore, the Compensation Committee believes such benefits align the interests of the executive officers with those of the stockholders with regard to any potential sale of the company.

        Our severance plan applies to all eligible full-time U.S. employees. However, our employment agreements with each named executive officer, other than Mr. Edwards, set forth severance and change-in-control benefits that exceed those provided under our general severance plan. The benefits and payments for which such named executive officers are eligible are described in greater detail under "Potential Payments Upon Termination or Change in Control," which appears elsewhere in this proxy statement. Data provided by our independent consultants demonstrates that such benefits are common among the companies in our Peer Group, particularly in connection with change-in-control transactions. The severance benefits provided to our named executive officers are in the top quartile of the Peer Group companies.

Restricted Stock Unit Grants under Employment Agreements

        Pursuant to the terms of the employment agreements we entered into or amended with our executive officers in 2007, we granted restricted stock unit awards to such executive officers as described in more detail below. With respect to such 2007 restricted stock unit awards, the Compensation Committee believed these awards were necessary to secure the services of the executive officers at least through the end of the vesting period. An additional summary of each new employment agreement is also included under "Employment Agreements" and "Potential Payments Upon Termination or Change in Control," which appear elsewhere in this proxy statement.

  CEO Employment Agreement

        On April 3, 2007, we and Mark R. Goldston agreed to terminate his amended and restated employment agreement dated January 27, 2004 and enter into a new employment agreement. In connection with the new agreement, Mr. Goldston was granted a restricted stock unit award covering 750,000 shares of our common stock, which will vest in full on February 15, 2011, provided he continues in our employ through such date.

        On August 22, 2007, we and Mr. Goldston agreed to amend his employment agreement to reflect the additional duties and responsibilities he was to undertake as Chief Executive Officer and Chairman of Classmates Media Corporation ("CMC"), a wholly-owned subsidiary of the company for which we intended to effect an initial public offering (the "CMC IPO") in the 2007 fiscal year. The amendment provided for the grant of restricted stock units covering 250,000 shares of our common stock, contingent upon the effectiveness of the CMC IPO. The Compensation Committee made this equity award to compensate Mr. Goldston for his efforts in connection with a successful CMC IPO and his efforts going forward. On August 22, 2007, Mr. Goldston also entered into an employment agreement with CMC (the "CMC Employment Agreement"). In connection with the execution of the CMC Employment Agreement, CMC agreed to grant Mr. Goldston, contingent upon the effectiveness of the CMC IPO, options to purchase a number of shares of CMC Class A common stock equal to 4.2857% of CMC's fully diluted Class A common stock. The Compensation Committee intended for the options to serve as the primary source of compensation for his service as Chief Executive Officer and Chairman of CMC, and provided him with a nominal base salary of $1.00 under the CMC Employment Agreement. Due to adverse developments in the U.S. financial markets, we decided not to effect the CMC IPO in 2007. However, because the possibility of such an offering still exists, all of the terms of Mr. Goldston's CMC Employment Agreement remain outstanding, but the terms may change by mutual agreement of the Company and Mr. Goldston.

  Other Employment Agreements

        We entered into an employment agreement with Scott H. Ray, our new Executive Vice President and Chief Financial Officer, effective as of October 1, 2007. Pursuant to the employment agreement, Mr. Ray received a restricted stock unit award covering 275,000 shares of our common stock. The restricted stock unit award will vest as to 20% on each of November 15, 2008, 2009 and 2010, and the remaining 40% will vest on November 15, 2011, in each case, subject to his continued service with us.

        On August 15, 2007, we and Frederic A. Randall, Jr. agreed to amend his employment agreement dated January 27, 2004 to extend its term through February 15, 2011 and to provide for its automatic assignment to CMC upon the effectiveness of the CMC IPO, at which time he will serve as Executive Vice President and General Counsel of CMC. In connection with the execution of the amended employment agreement, Mr. Randall received a restricted stock unit award covering 210,000 shares of our common stock. The restricted stock unit award will vest as to 33 1/3% on each of February 15, 2009, 2010, and 2011, subject in each case to his continued service with us. In the event of assignment of the employment agreement to CMC prior to April 30, 2008, Mr. Randall would have also been entitled to an award of restricted stock units in CMC covering the number of shares of common stock of CMC equal to $2.8 million divided by the initial offering price per share of CMC common stock in the CMC IPO.

        On August 15, 2007, we and Messrs. Popek and Wisk entered into new employment agreements. In connection with the execution of those agreements, each of them received a restricted stock unit award covering 100,000 shares of our common stock. The restricted stock unit awards will vest in full on August 15, 2010, subject to the individual's continued service with us.

  Interim Chief Financial Officer's Compensation

        Neil P. Edwards, our Senior Vice President, Finance, Treasurer, and Chief Accounting Officer, served as our Interim Chief Financial Officer from June 2007 through September 2007. In connection with his appointment as Interim Chief Financial Officer, we increased Mr. Edwards' base salary from $269,197 to $300,000, and the Compensation Committee awarded him a restricted stock unit award covering 40,000 shares of our common stock. The restricted stock unit award will vest in two successive equal annual installments upon his completion of each year of service with us over the two-year period measured from May 15, 2007. Mr. Edwards also became eligible to receive a bonus for the 2007 fiscal year in an amount determined by the Compensation Committee based on its evaluation of his performance during that year. The discretionary bonus awarded to Mr. Edwards for the 2007 fiscal year is reflected in the Summary Compensation Table, which appears elsewhere in this proxy statement. The salary increase, bonus award and restricted stock unit award were intended to compensate Mr. Edwards for his increased responsibilities and secure his services through the end of the restricted stock unit vesting period.

Tax and Accounting Considerations

        Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation paid to our named executive officers (other than our Chief Financial Officer), to the extent such compensation exceeds $1 million per covered officer in any year. However, the limitation does not apply to compensation that is performance-based pursuant to certain milestones established under a stockholder-approved plan.

        The 2007 Bonus Plan was not submitted for stockholder approval, and all compensation paid under that plan was accordingly subject to the $1 million limitation. The cash compensation paid to our named executive officers for the 2007 fiscal year did not exceed the $1 million limit per covered officer, except in the case of Mr. Goldston. The Compensation Committee has decided not to submit the 2008 Management Bonus Plan for stockholder approval at the 2008 annual meeting or to take any other action to limit or restructure the elements of cash compensation payable to our executive officers.

        In addition, the deductibility of any compensation deemed paid by us in connection with the award of restricted stock or restricted stock units, or the exercise of option grants made under our 2001 Stock Incentive Plan on or after the date of the 2004 annual meeting (or prior to that date for certain grants made to executive officers) will also be subject to the $1 million limitation per covered executive officer. For the 2007 fiscal year, the cash compensation paid to the named executive officers, together with the compensation deemed paid by us in connection with equity awards, exceeded the $1 million limit per covered officer for each named executive officer. The approximate amount of total compensation that will not be deductible pursuant to Section 162(m) of the Internal Revenue Code is set forth in the table below.

Named Executive Officer	Total Amount of Compensation Not Deductible
Mark R. Goldston	$3,843,646
Gerald J. Popek	$303,021
Frederic A. Randall, Jr.	$515,020
Matthew J. Wisk	$243,928

        The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive programs or equity incentive programs, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.

        Accounting for Stock-Based Compensation.    Our stock option grant policies have been impacted by the implementation of SFAS 123R, which we adopted in the first quarter of the 2006 fiscal year. Under SFAS 123R, we are required to value unvested stock options granted prior to our adoption of SFAS 123R under the fair value method and expense those amounts in the consolidated statements of operations over the stock option's remaining vesting period. Our current intent is to limit the number of stock option grants and to rely on restricted stock and restricted stock units instead. The Compensation Committee believes this strategy is best aligned with the philosophy of increasing stockholder value because it is intended to limit future earnings dilution from options while at the same time retaining the goals of long-term incentives; see "Long-Term Incentives" elsewhere in this proxy statement.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2008 Annual Meeting of Stockholders.

        Submitted by the Compensation Committee of the Board of Directors:

                      Robert Berglass
                      Kenneth L. Coleman
                      Dennis Holt

SUMMARY COMPENSATION TABLE

        The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the company and its subsidiaries for the fiscal years ended December 31, 2006 and 2007 by the company's Chief Executive Officer, the company's current Chief Financial Officer, two other individuals who served as the company's Chief Financial Officer during the 2007 fiscal year, and each of the company's three other most highly compensated executive officers whose total compensation for the 2007 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of the 2007 fiscal year. The listed individuals will be hereinafter referred to as the "named executive officers."

Name and Principal Position	Year	Salary(1)		Bonus(1)		Stock Awards(4)		Option Awards(4)	Non-Equity Incentive Plan Compensation		All Other Compensation (7)(8)(9)(10) (11)(12)(13)		Total
Mark R. Goldston Chairman, President and Chief Executive Officer	2007 2006	$ $	925,000 880,000	— —		6,294,035 2,916,022		— 18,737	1,143,049 1,398,714	(5) (6)	431,062 533,418		$ $	8,793,146 5,746,891
Gerald J. Popek Executive Vice President and Chief Technology Officer	2007 2006	$ $	427,000 407,000	— —		566,147 334,501		— 3,407	427,000 504,455	(5) (6)	53,443 77,730		$ $	1,473,590 1,327,093
Frederic A. Randall, Jr. Executive Vice President, General Counsel and Secretary	2007 2006	$ $	427,000 407,000	— —		1,603,529 915,533		— 4,088	427,000 524,805	(5) (6)	162,434 182,787	(11)	$ $	2,619,963 2,034,213
Scott H. Ray Executive Vice President and Chief Financial Officer(14)	2007		$106,250	180,000	(2)	144,250		—	—		460			$430,960
Matthew J. Wisk Executive Vice President and Chief Marketing Officer	2007 2006	$ $	404,000 385,000	— —		666,466 530,185		152,598 378,583	404,000 477,188	(5) (6)	7,550 7,892		$ $	1,634,614 1,778,848
Former CFOs:
Charles S. Hilliard Previous President and Chief Financial Officer	2007 2006	$ $	226,589 440,000	— —		(1,190,410 1,190,410	)(12)	— 5,110	— 589,357	(6)	105,260 220,708		$ $	(858,561 2,445,585)
Neil P. Edwards Previous Interim Chief Financial Officer	2007		$287,165	300,000	(3)	646,066		—	—		37,099			$1,270,330

(1)
Includes amounts deferred under the company's Employee Tax Savings Plan (the "Savings Plan"), a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code. For information regarding the minimum base salary requirements for the named executive officers under their respective employment agreements, see "Employment Agreements," which appears elsewhere in this proxy statement.

(2)
Represents a guaranteed cash bonus awarded to Mr. Ray pursuant to his employment agreement.

(3)
Represents a discretionary cash bonus awarded to Mr. Edwards.

(4)
Represents the compensation cost recognized for consolidated financial statement reporting purposes for the 2007 and 2006 fiscal years, in accordance with SFAS 123R, with respect to the stock or stock option awards, including awards which may have been granted in one or more earlier years. The reported dollar amounts do not take into account any estimated forfeitures related to service-based vesting conditions. In the 2007 fiscal year, Mr. Hilliard forfeited an aggregate of: 125,000 shares of restricted stock, restricted stock units covering 185,000 shares, and options covering 395,000 shares in connection with his termination of service with the company.

  The SFAS 123R costs are based on the grant-date fair value of each award. For stock awards such as restricted stock units, the grant-date fair value is based on the closing selling price of our common stock on the award date. For stock options, the grant-date fair value is determined on the basis of an option valuation formula tied to certain assumptions. For information regarding the various assumptions underlying the SFAS 123R valuation of our stock and stock option awards, see Note 5 of the Consolidated Financial Statements in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

  Also includes the compensation cost recognized for consolidated financial statement reporting purposes for the 2007 fiscal year, in accordance with SFAS 123R, with respect to the portion of the annual incentive awards earned by Messrs. Popek, Randall and Wisk under the 2007 Bonus Plan that was paid in shares of the company's common stock, and the discretionary stock bonus awarded to Mr. Edwards for the 2007 fiscal year. The number of shares of our common stock awarded to such named executive officers for the 2007 fiscal year is as follows: Mr. Popek, 1,024; Mr. Randall, 1,024; Mr. Wisk, 969; and Mr. Edwards, 719.

(5)
Represents the portion of the annual incentive award earned by each named executive officer under the 2007 Bonus Plan that was paid in cash. For information regarding the 2007 Bonus Plan, see the Grants of Plan-Based Awards table and the Compensation Discussion and Analysis, which appear elsewhere in this proxy statement. For information regarding the target bonus for which each named executive officer is eligible pursuant to his employment agreement, see "Employment Agreements," which appears elsewhere in this proxy statement.

(6)
Represents the annual cash incentive bonus earned by each named executive officer under the 2006 Management Bonus Plan (the "2006 Bonus Plan").

(7)
Each of our executive officers hold restricted stock units which contain dividend equivalent rights. Pursuant to those rights, each named executive officer will receive, in the event dividends or other distributions are declared and paid on the company's outstanding shares of common stock, an additional payment equal to each dividend or distribution which would have been paid on the shares of common stock underlying those units had such shares been issued and outstanding at the time that dividend or distribution was made to the company's stockholders. The payment will be made in the same form as the actual dividend or distribution is made to the stockholders. This column includes the amounts received pursuant to the dividend equivalent rights pertaining to the restricted stock units awarded in March 2005 to Messrs. Goldston, Hilliard, Popek, Randall, and Edwards, because the company initiated its quarterly cash dividend in May 2005, and accordingly, the SFAS 123R value of those earlier units did not reflect the potential dividends on the company's common stock. The amount received by such named executive officers for the 2007 fiscal year pursuant to the March 2005 equity award was as follows: Mr. Goldston, $225,000; Mr. Hilliard, $42,500; Mr. Popek, $45,000; Mr. Randall, $56,250; and Mr. Edwards, $18,750. However, the SFAS 123R value of subsequent restricted stock unit awards does take such dividend equivalent rights into consideration. Accordingly, the $55,000 received by Mr. Wisk in the 2007 fiscal year pursuant to the dividend equivalent rights pertaining to the restricted stock units awarded to him on August 15, 2005 is not included as part of his compensation for the 2007 fiscal year.

(8)
Includes the cash dividends paid during the 2007 fiscal year on the outstanding shares of restricted stock awarded on January 27, 2004 to Messrs. Goldston, Hilliard and Randall, because such shares of restricted stock were awarded prior to the company's initiation of its quarterly cash dividend in May 2005, and, accordingly, the SFAS 123R value of those shares does not take into account such dividends. The amount received by such named executive officers pursuant to their dividend equivalent rights under their January 27, 2004 equity awards is as follows: Mr. Goldston, $200,000; Mr. Hilliard, $50,000; and Mr. Randall, $80,000. The dividends were paid at the same time such dividends were paid on all other outstanding shares of the company's common stock.

(9)
Includes a matching contribution by the company to the Savings Plan on behalf of each named executive officer in an amount not to exceed 6% of his eligible compensation under such plan. Messrs. Goldston, Hilliard, Popek, Randall, Wisk, and Edwards each received a matching contribution in the amount of $3,375 for the 2007 fiscal year.

(10)
The company provides medical and dental benefits to its U.S. employee base. For vice presidents and more senior executives, including the executive officers, the company pays the portion of the insurance premiums for such benefits that otherwise would have been payable by such employees. For the 2007 fiscal year, the following amounts were paid on behalf of our named executive officers for such medical and dental benefits: Messrs. Goldston, Randall, Wisk, and Edwards $2,437; Mr. Hilliard, $1,009; Mr. Popek, $1,648; and Mr. Ray, $418.

In addition to the medical and dental benefits provided to U.S. employees, the company also provides supplemental medical and dental coverage to vice presidents and more senior executives, including the executive officers, under the Exec-U-Care plan. For the 2007 fiscal year, the following premium amounts were paid for coverage of our named executive officers under the Exec-U-Care plan: Mr. Goldston, $250; Mr. Hilliard, $8,376; Mr. Popek, $3,420; Mr. Randall, $11,192; Mr. Ray, $42; Mr. Wisk, $1,738; and Mr. Edwards, $12,537. Included in the Exec-U-Care premium amounts is an accidental death and dismemberment insurance policy with up to $100,000 in coverage.

(11)
Includes $9,180, which represents partial reimbursement by the company of corporate housing expenses incurred by Mr. Randall in the 2007 fiscal year.

(12)
Mr. Hilliard voluntarily resigned from the company in May 2007. Amortized expense, prior to the consideration of expected forfeitures, relating to forfeited restricted stock and restricted stock unit awards totaling $2,269,140 was reversed upon Mr. Hilliard's termination.

(13)
The table below sets forth the various items included in the "All Other Compensation" column for the 2007 fiscal year for each named executive officer:

Name	Dividend Equivalents	Matching Contribution	Medical/Dental Benefits	Housing Expense Reimbursements	Total
Mark R. Goldston	$425,000	3,375	2,687	—	$431,062
Gerald J. Popek	$45,000	3,375	5,068	—	$53,443
Frederic A. Randall, Jr.	$136,250	3,375	13,629	9,180	$162,434
Scott H. Ray	$—	—	460	—	$460
Matthew J. Wisk	$—	3,375	4,175	—	$7,550
Charles S. Hilliard	$92,500	3,375	9,385	—	$105,260
Neil P. Edwards	$18,750	3,375	14,974	—	$37,099
(14)
Mr. Ray joined the company in November 2007 as Executive Vice President and Chief Financial Officer.

EMPLOYMENT AGREEMENTS

        The company has employment agreements in place with each of its named executive officers, other than Mr. Edwards. Among other things, these employment agreements set minimum annual base salaries for each named executive officer and also establish the target bonus amounts for each named executive officer at a specified percentage of his then-current annual base salary. The following table includes the minimum annual base salary and target bonus amounts (set as a percentage of such base salary) for each of the named executive officers under their respective employment agreements, as well as the expiration date of each such employment agreement, subject to extension by our Board of Directors.

Named Executive Officer	Minimum Annual Base Salary	Target Bonus (% of then-current annual base salary)		Employment Agreement Expiration Date
Mark R. Goldston(1)	$925,000	100%		March 1, 2011
Charles S. Hilliard(2)	$500,000	up to 100%		May 2007(2)
Gerald J. Popek	$427,000	up to 100%		November 15, 2010
Frederic A. Randall, Jr.	$427,000	up to 100%		February 15, 2011
Scott H. Ray	$425,000	up to 100%	(3)	November 15, 2011
Matthew J. Wisk	$404,000	up to 100%		November 15, 2010

(1)
Mr. Goldston also entered into an employment agreement with our subsidiary, Classmates Media Corporation, in connection with its contemplated initial public offering. Such employment agreement will become effective on the effective date of such offering and will expire three years thereafter. Under such employment agreement, Mr. Goldston will be entitled to an annual base salary of $1.00 and an annual bonus to be determined at the discretion of the board of directors or compensation committee of Classmates Media Corporation.

(2)
Mr. Hilliard voluntarily resigned from the company in May 2007, and his employment agreement terminated in connection with such resignation.

(3)
Under Mr. Ray's employment agreement, he was entitled to a guaranteed bonus for the 2007 fiscal year in the amount of $180,000, provided he remained employed with the company through the bonus payment date.

GRANTS OF PLAN-BASED AWARDS

        The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2007 fiscal year under any incentive compensation plan.

		Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (Shares)
									Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold (1)	Target (2)	Maximum (3)	Target (4)	Maximum (5)	All Other Stock Awards: Number of Shares of Stock or Units (16)
Mark R. Goldston	3/23/07 2/15/07 4/3/07	$601,250	$1,156,250	$1,156,250	3,270-19,625	62,146	250,000 750,000	(8) (10)	$ $	3,430,000 10,515,000
Gerald J. Popek	3/23/07 2/15/07 8/15/07	$224,175	$427,000	$427,000	1,509-5,284	21,138	50,000 100,000	(8) (12)	$ $	686,000 1,282,000
Frederic A. Randall, Jr.	3/23/07 2/15/07 8/15/07	$224,175	$427,000	$427,000	1,509-5,284	21,138	70,000 210,000	(8) (13)	$ $	960,400 2,692,200
Scott H. Ray(6)	11/15/07						275,000	(14)		$4,581,500
Matthew J. Wisk	3/23/07 2/15/07 8/15/07	$212,100	$404,000	$404,000	1,428-5,000	20,000	50,000 100,000	(8) (12)	$ $	686,000 1,282,000
Previous CFOs:
Charles S. Hilliard(7)	3/23/07 2/15/07	$294,000	$550,000	$550,000	2,652-9,299	30,056	100,000	(15)		$1,372,000
Neil P. Edwards(6)	2/15/07 5/9/07						30,000 40,000	(9) (11)	$ $	411,600 660,800

(1)
Represents the cash bonus amount that would have been payable if each of the revenue, adjusted OIBDA and Non-Dial Up Revenue (as defined below) objectives established for the 2007 fiscal year under the 2007 Bonus Plan had been attained at the minimum threshold levels.

(2)
Represents the cash bonus amount that would have been payable if (i) the revenue and adjusted OIBDA objectives established for the 2007 fiscal year under the 2007 Bonus Plan had each been attained at the target level (which would have provided Mr. Goldston with a bonus award equal to 120% of his annual base salary, Mr. Hilliard with a bonus award equal to 110% of his annual base salary and each of the other named executive officers with a bonus award equal to 100% of his annual base salary) and (ii) the Non-Dial Up Revenue objective had been attained at the target level (which would have provided Mr. Goldston with a bonus award equal to 30% of his annual base salary, Mr. Hilliard with a bonus award equal to 22.5% of his annual base salary and each of the other named executive officers with a bonus award equal to 15% of his annual base salary). Under the 2007 Bonus Plan, the bonus amounts were payable in cash, except that, to the extent the amount of any such bonus was in excess of 125% of annual base salary for Mr. Goldston, 110% of annual base salary for Mr. Hilliard, and 100% of annual base salary for the other participants, such excess amount was payable in shares of our common stock. The portion of the bonus amount that would have been payable in shares of our common stock if each of the revenue, adjusted OIBDA and Non-Dial Up Revenue objectives had been attained above the target level is set forth under "Estimated Future Payouts Under Equity Incentive Plan Awards—Target". The actual cash bonus earned by the named executive officers pursuant to the 2007 Bonus Plan is set forth in the Summary Compensation Table under "Non-Equity Incentive Plan Compensation".

(3)
Represents the maximum cash bonus amount that would have been payable if each of the revenue, adjusted OIBDA and non-dial up revenue objectives established for the 2007 fiscal year under the 2007 Bonus Plan had been attained at or above maximum levels.

(4)
Represents the number of shares of our common stock that would have been issuable to our named executive officers if each of the revenue, adjusted OIBDA and Non-Dial Up Revenue objectives established for the 2007 fiscal year under the 2007 Bonus Plan had been attained at the target level. Under the 2007 Bonus Plan, the bonus amounts were payable in cash, except that, to the extent the amount of any such bonus was in excess of 125% of annual base salary for Mr. Goldston, 110% of annual base salary for Mr. Hilliard, and 100% of annual base salary for the other participants, such excess amount was payable in shares of our common stock. The number of shares actually awarded to the named executive officers pursuant to the 2007 Bonus Plan is set forth in footnote 3 to the Summary Compensation Table, which appears elsewhere in this proxy statement.

(5)
Represents the maximum number of shares of our common stock that would have been issuable to our named executive officers if each of the revenue, adjusted OIBDA and Non-Dial Up Revenue objectives established for the 2007 fiscal year under the 2007 Bonus Plan had been attained at the maximum level.

(6)
Messrs. Ray and Edwards did not participate in the 2007 Bonus Plan.

(7)
Mr. Hilliard voluntarily resigned from the company in May 2007 and, thus, did not earn a bonus under the 2007 Bonus Plan.

(8)
Represents an award of restricted stock units. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in three successive equal annual installments upon the named executive officer's completion of each year of service with the company over the three-year period measured from February 15, 2007.

(9)
Represents an award of restricted stock units. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest as to 25% of the underlying shares after one year and the remaining shares will vest in 12 equal quarterly installments thereafter, subject to continued service with the company over the four-year period measured from February 15, 2007.

(10)
Represents an award of restricted stock units. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in full in upon completion of four years of service with the company measured from February 15, 2007.

(11)
Represents an award of restricted stock units. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in two equal annual installments, subject to continued service with the company over the two-year period measured from May 15, 2007.

(12)
Represents an award of restricted stock units. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in full upon the named executive officer's completion of three years of service with the company measured from August 15, 2007.

(13)
Represents an award of restricted stock units. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest as to 33 1/3% on each of February 15, 2009, 2010 and 2011, subject in each case, to the named executive officer's continued service with the company.

(14)
Represents an award of restricted stock units. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. 60% of the shares underlying the restricted stock units will vest in three successive equal annual installments upon the named executive officer's completion of each year of service with the company over the three-year period measured from November 15, 2007, and the remaining 40% of the underlying shares will vest upon continuation in service with the company through November 15, 2011.

(15)
Represents an award of restricted stock units. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units were structured so as to vest in three successive equal annual installments upon the named executive officer's completion of each year of service with the company over the three-year period measured from February 15, 2007. The entire award was forfeited as a result of Mr. Hilliard's termination of employment in May 2007.

(16)
Restricted stock unit awards are subject to accelerated vesting as described in the section entitled "Potential Payments Upon Termination or Change in Control" on page 41.

2007 Management Bonus Plan

        The company's 2007 Management Bonus Plan (the "2007 Bonus Plan"), included two components: (i) a potential bonus award tied to the attainment of specified revenue and adjusted OIBDA objectives and (ii) an additional bonus potential based on the achievement of revenue levels, exclusive of dial-up billable services revenues ("Non-Dial Up Revenues"). Adjusted OIBDA is defined, for purposes of the 2007 Bonus Plan, as operating income before depreciation and amortization, and subject to certain adjustments as described in the plan. The bonus potential for each attained level of performance is tied to a specified percentage of the participant's annual rate of base salary and may range from 50% of annual base salary at threshold level performance for certain named executive officers to a maximum of 220% of annual base salary (in the case of the Chief Executive Officer) if all of our financial objectives are attained at maximum levels.

        The actual bonus award earned by a participant under the 2007 Bonus Plan was payable in cash, except to the extent the amount of that bonus exceeded a specified percentage of the participant's annual base salary. In that event, the excess portion of the bonus was to be paid in shares of our common stock, with the actual number of shares determined by dividing such excess amount by $14.14, the closing price per share on the date of the Compensation Committee's adoption of the 2007 Bonus Plan. The percentages of base salary used to determine the maximum portion of the bonus payable in cash were set at 125% of base salary for our Chief Executive Officer, 110% of base salary for our then-President and Chief Financial Officer (Mr. Hilliard), and 100% of base salary for the other participants.

        The annual incentive bonus award actually earned by each named executive officer for the 2007 fiscal year is reflected in the Summary Compensation Table, which appears elsewhere in this proxy statement. For additional information regarding the 2007 Bonus Plan, including the specific performance targets and corresponding bonus potential as a percentage of annual base salary at each level of attainment, see the Compensation Discussion and Analysis, which appears elsewhere in this proxy statement.

        Restricted Stock Units.    Each restricted stock unit entitles the executive officer to one share of our common stock at the time of vesting. The restricted stock units awarded in 2005 and 2007 generally will vest over a three- or four-year period of service, subject to accelerated vesting if the executive officer's employment is involuntarily terminated (or he resigns for good reason) under certain circumstances as described in such individual's employment agreement. Each restricted stock unit award also contains dividend equivalent rights in order to provide the same total stockholder return to the executive officers on the shares of common stock underlying their restricted stock units. The total amount of dividend equivalents paid during the 2007 fiscal year on restricted stock units held by each named executive officer is reflected in footnote (7) of the Summary Compensation Table, which appears elsewhere in this proxy statement.

        Stock Options.    Stock options provide for financial gain derived from the potential appreciation in our stock price from the date on which the option is granted. The exercise price of our stock option grants is set at the NASDAQ Global Select Market's closing price of our common stock on the grant date. Our long-term performance ultimately determines the value of our stock options because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price. For that reason, the Compensation Committee believes that option grants encourage the executive officers to focus on initiatives that should lead to a long-term increase in the stock price, which benefits all of our stockholders. We estimate the fair value of each option grant on the grant date using the Black-Scholes option-pricing model, consistent with the provisions of SFAS 123R and Staff Accounting Bulletin No. 107.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (14)(15)
Mark R. Goldston	394,457 825,000 825,000 625,000	$ $ $ $	3.334 5.767 17.947 18.700	02/08/2011 05/06/2012 06/17/2013 01/28/2014	250,000 250,000 250,000 750,000	(1) (2) (7) (9)	$ $ $ $	2,954,975 2,955,000 2,955,000 8,865,000
Gerald J. Popek	43,751 68,125 150,000 70,000	$ $ $ $	8.127 5.767 17.947 18.700	10/08/2010 05/06/2012 06/17/2013 01/28/2014	50,000 50,000 100,000	(2) (7) (11)	$ $ $	591,000 591,000 1,182,000
Frederic A. Randall, Jr.	48,750 180,000 125,000	$ $ $	5.767 17.947 18.700	05/06/2012 06/17/2013 01/28/2014	100,000 62,500 70,000 210,000	(1) (2) (7) (12)	$ $ $ $	1,181,990 738,750 827,400 2,482,200
Scott H. Ray					275,000	(13)		$3,250,500
Matthew J. Wisk	115,000		$11.770	07/31/2015	50,000 50,000 100,000	(1) (7) (3)	$ $ $	591,000 591,000 1,182,000
Former CFOs:
Charles S. Hilliard	—		—	—	—			—
Neil P. Edwards	7,875 39,688 28,594	$ $ $	2.554 1.227 5.767	2/20/2011 9/25/2011 5/6/2012	15,625 16,875 2,500 30,000 40,000	(4) (5) (6) (8) (10)	$ $ $ $ $	184,688 199,463 29,550 354,600 472,800

(1)
Shares of restricted common stock were awarded on January 27, 2004 and vested in full on January 27, 2008.

(2)
The restricted stock units were awarded on March 24, 2005. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in four successive equal annual installments upon the named executive officer's completion of each year of service with the company over the four-year period measured from February 15, 2005.

(3)
On August 15, 2005, Mr. Wisk was awarded a total of 100,000 restricted stock units. Each unit provides him with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in four successive equal annual installments upon completion of each year of service with the company over the four-year period measured from August 15, 2005.

(4)
On March 25, 2005, Mr. Edwards was awarded a total of 50,000 restricted stock units. Each unit provides him with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest as to 25% of the underlying shares after one year and the remaining shares will vest in 12 equal quarterly installments thereafter, subject to continued service with the company over the four-year period measured from February 15, 2005.

(5)
On March 30, 2006, Mr. Edwards was awarded a total of 30,000 restricted stock units. Each unit provides him with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest as to 25% of the underlying shares after one year and the remaining shares will vest in 12 equal quarterly installments thereafter, subject to continued service with the company over the four-year period measured from February 15, 2006.

(6)
On April 18, 2006, Mr. Edwards was awarded a total of 19,982 restricted stock units. Each unit provides him with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in eight equal quarterly installments, subject to continued service with the company over the two-year period measured from May 15, 2006.

(7)
The restricted stock units were awarded on February 15, 2007. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in three successive equal annual installments upon the named executive officer's completion of each year of service with the company over the three-year period measured from February 15, 2007.

(8)
On February 15, 2007, Mr. Edwards was awarded a total of 30,000 restricted stock units. Each unit provides him with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest as to 25% of the underlying shares after one year and the remaining shares will vest in 12 equal quarterly installments thereafter, subject to continued service with the company over the four-year period measured from February 15, 2007.

(9)
On April 3, 2007, Mr. Goldston was awarded a total of 750,000 restricted stock units. Each unit provides him with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in full upon completion of four years of service with the company measured from February 15, 2007.

(10)
On May 9, 2007, Mr. Edwards was awarded a total of 40,000 restricted stock units. Each unit provides him with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in two equal annual installments, subject to continued service with the company over the two-year period measured from May 15, 2007.

(11)
The restricted stock units were awarded on August 15, 2007. Each unit provides the named executive officer with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in full upon the named executive officer's completion of three years of service with the company measured from August 15, 2007.

(12)
On August 15, 2007, Mr. Randall was awarded a total of 210,000 restricted stock units. Each unit provides him with the right to receive one share of our common stock upon the vesting of that unit. The restricted stock units will vest in three successive equal annual installments upon completion of each year of service with the company over the three-year period measured from February 15, 2008.

(13)
On November 15, 2007, Mr. Ray was awarded a total of 275,000 restricted stock units. Each unit provides him with the right to receive one share of our common stock upon the vesting of that unit. 60% of the shares underlying the restricted stock units will vest in three successive equal annual installments upon the named executive officer's completion of each year of service with the company over the three-year period measured from November 15, 2007, and the remaining 40% of the underlying shares will vest upon continuation in service with the company through November 15, 2011.

(14)
The valuations are based on the $11.82 closing price of our common stock on December 31, 2007.

(15)
Outstanding equity awards are subject to accelerated vesting as described in the section entitled "Potential Payments Upon Termination or Change in Control" on page 41.

OPTION EXERCISES AND STOCK VESTED

        The following table sets forth, for each of the named executive officers, the number of shares of our common stock acquired, and the resulting value realized, on each exercise of stock options during the year ended December 31, 2007, and the number and value of shares of our common stock subject to each restricted stock or restricted stock unit award that vested during the year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Mark R. Goldston	75,000	$743,453	125,000	$1,715,000
Gerald J. Popek	—	$—	25,000	$343,000
Frederic A. Randall, Jr.	—	$—	31,250	$428,750
Scott H. Ray	—	$—	—	$—
Matthew J. Wisk	—	$—	25,000	$320,500
Former CFOs:
Charles S. Hilliard	225,000	$1,908,675	42,500	$583,100
Neil P. Edwards	—	$—	35,616	$520,213

(1)
Value realized is determined by multiplying (i) the amount by which the market price per share of our common stock on the date of exercise exceeded the exercise price per share by (ii) the number of shares of our common stock for which the options were exercised.

(2)
Value realized is determined by multiplying (i) the amount by which the market price per share of our common stock on the applicable vesting date exceeded the price payable per share, if any, by (ii) the number of shares of our common stock as to which each award vested on such date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        Employment Agreements.    As described below, the employment agreement which the company has in place with each named executive officer (other than Mr. Edwards) includes certain severance benefits in the event the named executive officer's employment terminates under certain circumstances.

        Our employment agreement with Mr. Goldston provides that if his employment is terminated without cause (including his resignation following a breach by us of the terms of his employment agreement), or his employment is involuntarily terminated (including a resignation for good reason) following a change in control, he will be entitled to a lump sum payment equal to three times the sum of his annual base salary and a specified bonus amount (which will vary depending upon the circumstances of his termination), plus he will receive a prorated amount of that specified bonus for the year of his termination, and all of his outstanding equity awards will vest. In addition, all of his outstanding options will remain exercisable for up to 1 year following his termination date. In consideration of the severance payment, Mr. Goldston has agreed to an 18-month non-competition and non-solicitation of employees agreement and to provide us with a standard release of claims. In the event Mr. Goldston's employment is terminated by reason of death or permanent disability, all of his outstanding equity awards will vest in full.

        Our employment agreement with Mr. Randall provides that if his employment is terminated without cause (including his resignation following a breach by us of the terms of his employment agreement), or if his employment is involuntarily terminated (including a constructive termination) following a change in control, he will be entitled to a lump sum payment equal to three times the sum of his annual base salary and a specified bonus amount, plus he will receive a prorated specified bonus for the year of his termination. If his employment is terminated without cause, he will receive an additional 12 months of vesting credit under each of his outstanding restricted stock unit awards, and the vesting schedule applicable to those awards will also be modified and applied as if the shares originally granted under each such award vested in 48 successive equal monthly installments measured from the award date. However, if his employment is involuntarily terminated following a change in control, all of his outstanding restricted stock and restricted stock unit awards will fully vest and all of his outstanding options will remain exercisable for up to 1 year following his termination date. In consideration of the severance payment, Mr. Randall has agreed to an 18-month non-competition agreement and to provide us with a standard release of claims. In the event his employment is terminated by reason of death or permanent disability, all of his outstanding equity awards will vest in full.

        To the extent any of the severance benefits payable to Mr. Goldston or Mr. Randall constitute a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code") resulting in the imposition of excise taxes, we have agreed to provide such individual with a full tax gross-up to cover those excise taxes and all additional taxes he incurs by reason of such payment.

        Our employment agreement with Mr. Ray provides that if his employment is terminated without cause, or he resigns for good reason, in connection with, or within 24 months following, a change in control, then all of his restricted stock units will fully vest. If his employment is terminated without cause, or he resigns for good reason, other than in connection with, or within 24 months following, a change in control, then he will receive an additional 12 months of vesting credit under each of his outstanding restricted stock units. If Mr. Ray's employment is terminated without cause, or he resigns for good reason, whether or not in connection with a change in control, then he will be entitled to a severance payment, payable in 24 equal monthly installments, in an aggregate amount equal to the sum of (i) 24 months of his then-current monthly rate of base salary, (ii) a specified bonus amount, and (iii) a prorated specified bonus amount for the year of termination. In consideration of such severance payment, Mr. Ray has agreed to a 12-month non-competition agreement and to provide us with a standard release of claims. If Mr. Ray's employment is terminated due to his death or disability, then he will receive an additional 12 months of vesting credit under each of his outstanding restricted stock units.

        Our employment agreements with Mr. Popek and Mr. Wisk each provide that if such individual's employment is terminated without cause, or if he resigns for good reason, he will be entitled to a cash severance payment, payable in 12 equal monthly installments, in an aggregate amount equal to the sum of (i) his annual base salary, (ii) a specified bonus amount and (iii) a prorated specified bonus amount for the year of termination. If the date of termination occurs following the end of a fiscal year but prior to the date on which Mr. Popek or Mr. Wisk would have otherwise become entitled to his annual bonus for such fiscal year, the company will pay him the annual bonus he would have received had he remained employed through such annual bonus payment date. In addition, he will receive an additional 12 months of vesting credit under each of his outstanding stock options and restricted stock unit awards (the "Accelerated Vesting Credit"). If his employment is terminated without cause, or he resigns for good reason, following a change in control, he will be entitled to the cash severance payment described above, plus additional vesting credit under each of his outstanding stock options and restricted stock unit awards equal to the greater of (i) an additional 12 months or (ii) the additional number of shares in which he would have been vested at the time of such termination if he had completed an additional period of service equal in duration to the actual period of service completed by him between the grant date for each applicable award and the date of his termination (the "Enhanced Accelerated Vesting Credit"). In the event his employment is terminated by reason of death or permanent disability, he will receive the Accelerated Vesting Credit under each of his outstanding stock options and restricted stock unit awards. In consideration of the severance payment and the Accelerated Vesting Credit or Enhanced Accelerated Vesting Credit, Mr. Popek and Mr. Wisk have each agreed to a 12-month non-competition agreement and to provide us with a standard release of claims.

        In connection with the contemplated initial public offering ("IPO") of CMC, Mr. Goldston entered into an employment agreement with CMC in August 2007, which will become effective on the date such IPO is effected. In connection with such IPO, Mr. Goldston would also receive options to purchase 4.2857% of the fully diluted shares of the CMC Class A common stock at an exercise price equal to the price at which the Class A common stock in sold in the IPO. Under such agreement, Mr. Goldston's CMC options would fully vest upon the occurrence of any of the following events:

            (i)  CMC terminates his employment without cause (including his resignation following a breach by CMC of the terms of his employment agreement),

           (ii)  his employment with CMC is involuntarily terminated (including a resignation for good reason) following a CMC change in control,

          (iii)  his employment with CMC is terminated due to his death or disability,

          (iv)  we terminate his employment without cause, or his employment with us is involuntarily terminated (including a resignation for good reason) following a change in control affecting us, and in either instance he is not employed by CMC immediately following such termination, or

           (v)  his employment with CMC is terminated for any reason (other than a reason that would otherwise give rise to accelerated vesting of the unvested options) and, following such termination, he remains employed by us and his employment with us is subsequently terminated due to his death or disability.

        In the event (i) Mr. Goldston's employment with CMC is involuntarily terminated, (ii) Mr. Goldston resigns following a breach by CMC of the terms of his employment agreement, (iii) Mr. Goldston's employment terminates due to his death or disability, (iv) Mr. Goldston's employment with us terminates due to an involuntary termination (including a resignation for good reason) following a change in control or due to his death or disability and he is not employed by CMC immediately following such termination, all of his outstanding CMC options would remain exercisable for up to 1 year following the termination date. In addition, if CMC terminates Mr. Goldston's employment without cause, or if his employment with CMC is involuntarily terminated following a change in control of CMC, he will be entitled to a cash lump sum payment in an amount equal to three times the sum of the base salary and annual bonus paid to him by CMC in the preceding 12-month period, and any outstanding equity awards with respect to CMC's stock will fully vest. In consideration of the severance payment, Mr. Goldston has agreed not to compete and not to solicit CMC employees for a 12-month period following his termination of employment and to provide CMC with a standard release of claims. To the extent his severance benefits under the CMC employment agreement constitute a "parachute payment" under Section 280G of the Internal Revenue Code resulting in the imposition of excise taxes, CMC has agreed to provide him with a full tax gross-up to cover those excise taxes and all additional taxes he incurs by reason of such payment.

        Our employment agreement with Mr. Hilliard provided severance benefits that were substantially the same as those provided under the employment agreement summarized above for Mr. Randall. However, Mr. Hilliard voluntarily resigned from the company in May 2007, and no severance benefits under his employment agreement were triggered by such resignation.

        Equity Compensation Plans.    All outstanding options and restricted stock units under the company's stock plans will immediately vest upon a change in control, to the extent not assumed or continued in effect by the successor entity or replaced with a cash retention program which preserves the intrinsic value of the award at that time and provides for subsequent payout in accordance with the pre-existing vesting schedules for those awards.

        Quantification of Benefits.    The following table provides estimated payments and benefits which would be provided to each named executive officer assuming the following hypothetical events occurred with respect to the named executive officer on December 31, 2007: (A) termination without cause or resignation for good reason (in the absence of a change in control); (B) involuntary termination or resignation for good reason following a change in control; (C) change in control in which outstanding restricted stock and restricted stock unit awards and stock options are not continued or assumed by the company's successor or replaced with a cash retention program; and (D) termination as a result of death or permanent disability. For amounts connected with a change in control event, it is further assumed that the change in control price per share of our common stock paid to our stockholders was $11.82, the closing selling price of our common stock on December 31, 2007. For additional information regarding the terms and conditions relating to such payments and benefits, see our employment agreements with the named executive officers and our equity compensation plan documents, copies of which were previously filed, or will be filed with the SEC.

        Mr. Hilliard voluntarily resigned from the company in May 2007 under circumstances which did not result in the payment of any severance benefits.

			Value of Accelerated Vesting(1)
		Aggregate Cash Severance Payment (2)
							AD&D Insurance Proceeds (3)
Hypothetical Event(5)			Restricted Stock and RSUs	Stock Options		Parachute Tax Gross-Up Payment		Total
A.	Termination without cause or resignation for good reason (in the absence of a change in control)
	Mark R. Goldston	$6,475,000	17,729,900	642,615	(4)	—	—	$24,847,515
	Gerald J. Popek	$1,281,000	1,428,234	—		—	—	$2,709,234
	Frederic A. Randall, Jr.	$2,562,000	3,467,990	—		—	—	$6,029,990
	Scott H. Ray	$1,700,003	1,444,664	—		—	—	$3,144,667
	Matthew J. Wisk	$1,233,003	1,280,484	1,875		—	—	$2,515,362
B.	Involuntary termination or resignation for good reason following a change in control(5)
	Mark R. Goldston	$8,369,856	17,729,900	642,615	(4)	—	—	$26,742,371
	Gerald J. Popek	$1,281,000	1,477,488	—		—	—	$2,758,488
	Frederic A. Randall, Jr.	$3,380,220	5,230,340	135,563	(4)	—	—	$8,746,123
	Scott H. Ray	$1,700,003	3,250,500					$4,950,503
	Matthew J. Wisk	$1,233,003	1,477,488	1,875		—	—	$2,712,366
C.	Change in control
	Mark R. Goldston	$—	17,729,900	—		—	—	$17,729,900
	Gerald J. Popek	$—	2,364,000	—		—	—	$2,364,000
	Frederic A. Randall, Jr.	$—	5,230,340	—		—	—	$5,230,340
	Scott H. Ray	$—	3,250,500	—		—	—	$3,250,500
	Matthew J. Wisk	$—	2,364,000	3,125		—	—	$2,367,125
D.	Death or disability
	Mark R. Goldston	$—	17,729,900	—		—	100,000	$17,829,900
	Gerald J. Popek	$—	1,428,234	—		—	100,000	$1,528,234
	Frederic A. Randall, Jr.	$—	5,230,340	—		—	100,000	$5,330,340
	Scott H. Ray	$—	1,444,664				100,000	$1,544,664
	Matthew J. Wisk	$—	1,280,484	1,875		—	100,000	$1,382,359

(1)
The valuation is based on the $11.82 closing price of our common stock on December 31, 2007.

(2)
Includes severance and bonus amounts.

(3)
As part of the Exec-U-Care plan, each named executive officer has accidental death and dismemberment insurance coverage, the proceeds of which would equal $100,000 in the event of a qualifying accidental death, and up to $100,000 in the event of a qualifying dismemberment. For the purposes of this table, we have assumed that the circumstances surrounding the hypothetical termination as a result of death or permanent disability entitled the named executive officer to the full amount of such insurance proceeds.

(4)
If Mr. Goldston's employment is terminated without cause or involuntarily terminated (as such terms are defined in his employment agreement), or if Mr. Randall's employment is involuntarily terminated (as such term is defined in his employment agreement), all stock options will remain outstanding for a one-year period following the date of termination. All of the stock options held by Messrs. Goldston and Randall as of December 31, 2007 were vested. Accordingly, with respect to those options, the column includes only the Black-Scholes value of the extended post-termination exercise period that would be in effect for those options upon such a termination of employment.

(5)
Assumes that equity awards were assumed or otherwise continued in effect in connection with the change in control.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2007 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(4)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(5)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)(6)
Equity Compensation Plans Approved by Stockholders(1)(2)	8,964,005	(7)	$6.58	5,818,731	(8)
Equity Compensation Plans Not Approved by Stockholders(3)	1,276,571		$6.67	1,015,613

Total	10,240,576		$6.59	6,834,344

(1)
Consists of the 2001 Stock Incentive Plan (the "2001 Plan") and the 2001 Employee Stock Purchase Plan (the "ESPP"). In connection with the merger of Net Zero, Inc, and Juno Online Services, Inc. (the "Merger"), we consolidated the Juno Online Services, Inc. 1999 Stock Incentive Plan and the NetZero, Inc. 1999 Stock Incentive Plan to form the 2001 Plan. Both the NetZero and Juno plans were approved by their respective stockholders prior to the Merger. In connection with the Merger, options to purchase 11,748,790 shares of NetZero common stock were assumed and converted into options to purchase 3,524,637 shares of our common stock and then transferred to the 2001 Plan; and options to purchase 8,031,560 shares of Juno common stock were assumed and converted into options to purchase 4,300,900 shares of our common stock and then transferred to the 2001 Plan.

(2)
In connection with the Merger, we consolidated the Juno Online Services, Inc. 1999 Employee Stock Purchase Plan and the NetZero, Inc. 1999 Employee Stock Purchase Plan to form the ESPP. Both the Juno ESPP and NetZero ESPP were approved by their respective stockholders prior to the Merger.

(3)
Consists of the 2001 Supplemental Stock Incentive Plan (the "2001 Supplemental Plan"), the Classmates Online, Inc. Amended and Restated 1999 Stock Plan (the "Classmates 1999 Plan") and the Classmates Online, Inc. 2004 Stock Plan (the "Classmates 2004 Plan"). In connection with the Merger, we consolidated the following non-stockholder approved plans to form the 2001 Supplemental Plan: (i) the NetZero, Inc. 2001 Non-Executive Stock Incentive Plan; (ii) the Juno Online Services, Inc. 2001 Supplemental Stock Incentive Plan, (iii) the AimTV, Inc. 1999 Employee Stock Option Plan and (iv) the 1999 RocketCash Corporation Stock Option Plan. The RocketCash and AimTV plans were assumed by NetZero prior to the Merger in connection with the acquisition of all of the outstanding capital stock of each company. In connection with the Merger, options to purchase 2,028,475 shares of NetZero common stock, which included the AIM TV options assumed by NetZero and converted into options to acquire NetZero common stock in connection with the AimTV acquisition, were assumed and converted into options to purchase 608,542 shares of our common stock and then transferred to the 2001 Supplemental Plan; and options to purchase 774,125 shares of Juno common stock were assumed and converted into options to purchase 414,543 shares of our common stock and then transferred to the 2001 Supplemental Plan. The AimTV options assumed by NetZero covered 32,475 shares of NetZero common stock and, when transferred to the 2001 Supplemental Plan following the Merger, were converted into options to acquire 9,742 shares of our common stock at a weighted-average exercise price of $3.43 per share. As of December 31, 2007, there were no outstanding AimTV options. In connection with the acquisition of Classmates Online, Inc., we assumed options to purchase 785,584 shares of Classmates Online, Inc. common stock under the Classmates 1999 Plan and converted them into options to purchase 364,412 shares of our common stock; and we assumed options to purchase 378,479 shares of Classmates Online, Inc. common stock under the Classmates 2004 Plan and converted them into options to purchase 175,573 shares of our common stock. We also assumed the remaining unallocated share reserve under the Classmates 2004 Plan and converted that reserve into an additional 763,126 shares of our common stock available for future grant. All of the foregoing adjustments to the outstanding Classmates options and the remaining Classmates 2004 Plan reserve were made in accordance with the applicable exchange ratio in effect for the Classmates acquisition. The Classmates 1999 Plan provides that the shares underlying any options which are forfeited upon termination of employment will become available for subsequent award under the Classmates 2004 Plan.

(4)
This column reflects the aggregate number of shares of our common stock to be issued upon the exercise of options and the vesting of restricted stock units outstanding as of December 31, 2007.

(5)
The calculation in this column does not take into account 4,977,805 shares of our outstanding common stock underlying outstanding restricted stock units. Such shares will be issued at the time the restricted stock units vest, without any cash consideration payable for those shares.

(6)
The 2001 Plan, the ESPP and the 2001 Supplemental Plan each contain a provision whereby the share reserve under the plan will automatically increase on the first business day of January each year that the plan remains in existence. The increase for each plan will be limited to the lesser of a specified number of shares or a percentage of our outstanding common stock as of the last business day of the calendar year immediately preceding the increase. The 2001 Plan will be increased each year by the lesser of 4.0% of the outstanding common stock and 1,950,000 shares; the 2001 Supplemental Plan will be increased each year by the lesser of 0.5% of the outstanding common stock and 214,200 shares; and the ESPP will be increased each year by the lesser of 1.5% of the outstanding common stock and 975,000 shares.

(7)
Excludes purchase rights outstanding under the ESPP. Under the ESPP, each eligible employee may purchase up to 3,750 shares of our common stock at semi-annual intervals on the last business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee's entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the purchase date.

(8)
As of December 31, 2007, 2,831,575 shares of our common stock remained available for issuance under the 2001 Plan, and 2,987,156 shares of our common stock remained available for issuance under the ESPP. The shares available for issuance under the 2001 Plan may be issued upon the exercise of stock options or stock appreciation rights granted under such plan, or those shares may be issued through direct stock issuances or pursuant to restricted stock awards or restricted stock units which vest upon the attainment of prescribed performance milestones or the completion of designated service periods. Shares may also be issued as a bonus for services rendered to the company, without any cash payment required from the recipient.

The 2001 Supplemental Plan

        Eligible individuals under the 2001 Supplemental Plan include continuing employees (other than executive officers) and independent consultants in our service or the service of our subsidiaries. In addition, newly-hired employees (including newly-hired executive officers) may receive an award under the 2001 Supplemental Plan in connection with their commencement of employment with us. The 2001 Supplemental Plan also contains an automatic share increase provision pursuant to which the share reserve will automatically increase on the first trading day of January each year over the ten-year term of the plan by an amount equal to 0.5% of the outstanding shares of our common stock on the last trading day in the immediately preceding calendar year, up to a maximum annual increase of 214,200 shares (adjusted for any subsequent stock dividends, stock splits, recapitalizations or similar transactions affecting our common stock). Awards under the 2001 Supplemental Plan may be either in the form of stock option grants with exercise prices at, above or below the fair market value of our common stock on the award date or in the form of restricted stock or restricted stock unit awards. No option grants will have a maximum term in excess of 10 years, and each option grant or stock award will generally vest over one or more years of service. However, upon certain changes in control or ownership, those options and stock awards may vest in whole or in part on an accelerated basis. As of December 31, 2007, options and restricted stock units covering an aggregate of 902,272 shares of our common stock were outstanding under the 2001 Supplemental Plan, and 522,340 shares of our common stock remained available for future issuance.

Classmates Online, Inc. 2004 Plan as assumed by United Online

        Eligible individuals under the Classmates 2004 Plan include (i) employees, directors and officers of Classmates Online, Inc. or its subsidiaries and (ii) employees, directors and executive officers of United Online or its subsidiaries whose service commenced or commences after the date of our acquisition of Classmates Online, Inc. Awards under the Classmates 2004 Plan may be either in the form of non-statutory stock option grants with an exercise price of not less than 85% of the fair market value of our common stock on the grant date or in the form of restricted stock awards. No option grants will have a maximum term in excess of 10 years, and each option grant or stock award will generally vest over one or more years of service. However, upon certain changes in control or ownership, those options and stock awards may vest in whole or in part on an accelerated basis. As of December 31, 2007, options covering an aggregate of 359,391 shares of our common stock were outstanding under the Classmates 2004 Plan, and 493,273 shares of our common stock remained available for future issuance. The Classmates 1999 Plan provides that the shares underlying any options which are forfeited upon termination of employment will become available for subsequent award under the Classmates 2004 Plan. As of December 31, 2007, options to purchase 14,908 shares of our common stock were outstanding under the Classmates 1999 Plan.

RELATED-PARTY TRANSACTIONS

        Our Audit Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related-party transactions unless such transactions have been approved by a comparable committee of the Board of Directors or the Board of Directors as a whole. Pursuant to our Code of Ethics, without full disclosure and prior written approval, our executive officers and directors are not permitted to make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest. Our executive officers and directors are required to make such disclosure to, and receive the prior written approval of, our General Counsel and the Chairman of the Audit Committee, or such other individual or committee of the Board of Directors as may be designated by the Board of Directors with respect to any related-party transactions. A current copy of the Code of Ethics is available on our corporate Web site (www.unitedonline.com).

AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee with respect to the company's audited consolidated financial statements for the year ended December 31, 2007, included in the company's Form 10-K for that period.

        Composition and Charter.    The Audit Committee of our Board of Directors currently consists of three independent directors, as that term is defined in Rule 4200(a)(14) of the Nasdaq Marketplace Rules: Mr. Armstrong, who serves as Chairman of the Audit Committee, Mr. Coleman and Ms. Scott. The Audit Committee operates under a written charter adopted by our Board of Directors, which was amended in March 2007 and is attached as Appendix A to the proxy statement for the annual meeting of stockholders held in 2007, which was filed with the SEC on April 23, 2007. The Board of Directors and the Audit Committee review and assess the adequacy of the charter of the Audit Committee on an annual basis, particularly in light of recent legislation and rule making regarding the role of the Audit Committee.

        Responsibilities.    The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to our stockholders and others; reviewing our systems of internal control over financial reporting, disclosure controls and procedures and the company's financial reporting process that management and the Board have established; and endeavoring to maintain free and open lines of communication among the Audit Committee, the company's independent registered public accounting firm and management. The Audit Committee is also responsible for the review of all critical accounting policies and practices to be used by the company; the review and approval or disapproval of all proposed transactions or courses of dealings that are required to be disclosed by Item 404 of Regulation S-K that are not otherwise approved by a comparable committee or the entire Board; and establishing procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters. The Audit Committee also has the authority to secure independent expert advice to the extent the Audit Committee determines it to be appropriate, including retaining independent counsel, accountants, consultants or others, to assist the Audit Committee in fulfilling its duties and responsibilities.

        It is not the duty of the Audit Committee to plan or conduct audits or to prepare the company's consolidated financial statements. Management is responsible for preparing the company's consolidated financial statements, and has the primary responsibility for assuring their accuracy and completeness, and the independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing its opinion as to their presenting fairly in accordance with accounting principles generally accepted in the United States of America ("GAAP") the company's financial condition, results of operations and cash flows. However, the Audit Committee does consult with management and the company's independent registered public accounting firm prior to the presentation of consolidated financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of the company's financial affairs. In addition, the Audit Committee is responsible for the oversight of the independent registered public accounting firm; considering and approving the appointment of and approving all engagements of, and fee arrangements with, the company's independent registered public accounting firm; and the evaluation of the independence of the company's independent registered public accounting firm.

        In the absence of their possession of information that would give them a reason to believe that such reliance is unwarranted, the members of the Audit Committee rely without independent verification on the information provided to them by, and on the representations made by, the company's management and the company's independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control over financial reporting and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee's authority and oversight responsibilities do not independently assure that the audits of the company's consolidated financial statements are presented in accordance with auditing standards generally accepted in the United States of America, or that our consolidated financial statements are presented in accordance with GAAP.

        Review with Management and Independent Registered Public Accounting Firm.    The Audit Committee has reviewed and discussed the company's audited consolidated financial statements (including the quality of the company's accounting principles) with the company's management and the company's independent registered public accounting firm, PricewaterhouseCoopers LLP. In addition, the Audit Committee has consulted with management and PricewaterhouseCoopers LLP prior to the presentation of our consolidated financial statements to stockholders. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, including, among other items, matters related to the conduct by the independent registered public accounting firm of the audit of the company's consolidated financial statements. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from the company, including whether its provision of non-audit services has compromised such independence.

        Conclusion and Reappointment of Independent Registered Public Accounting Firm.    Based on the reviews and discussions referred to above in this report, the Audit Committee recommended to the company's Board of Directors that the audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC, and in January 2008 appointed PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2008.

        Submitted by the Audit Committee of the Board of Directors:

                      James T. Armstrong
                      Kenneth L. Coleman
                      Carol A. Scott

Stock Performance Graph

        The following graph compares, for the five-year period ended December 31, 2007, the cumulative total stockholder return for the company's common stock, the NASDAQ Global Select Market (U.S. companies) Index (the "Nasdaq Composite") and the Morgan Stanley Internet Index ("MS Internet Index"). Measurement points are the last trading day of each of the company's or index's fiscal years ended December 31, 2002, 2003, 2004, 2005, 2006, and 2007. The graph assumes that $100 was invested on December 31, 2002 in the common stock of the company, the Nasdaq Composite and the MS Internet Index and assumes reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

	Dec-02	Dec-03	Dec-04	Dec-05	Dec-06	Dec-07
United Online, Inc.	$100.00	$157.99	$108.50	$139.83	$138.81	$129.57
Nasdaq Composite	$100.00	$150.01	$162.89	$165.13	$180.85	$198.60
MS Internet Index	$100.00	$164.14	$187.37	$188.89	$206.69	$273.99

        Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement or future filings made by us under those statutes, the compensation committee report, the audit committee report, reference to the independence of the audit committee members and the stock performance graph are not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Executive officers, directors and greater-than-10% beneficial owners are required to furnish us with copies of all of the forms that they file.

        Based solely on our review of these reports or written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2007, our officers, directors, greater-than-10% beneficial owners, and other persons subject to Section 16(a) of the Exchange Act filed on a timely basis all reports required of them under Section 16(a) so that there were no late filings of any Form 3 or Form 5 reports or late Form 4 filings with respect to transactions in the Company's stock, with the exception of Neil P. Edwards, who filed a Form 5 on February 12, 2008 disclosing the withholding of 2,684 shares to satisfy the tax withholding obligation upon vesting of restricted stock units that occurred in November 2007 and Frederic A. Randall, Jr., who filed a Form 4 on April 17, 2008 disclosing the gift of 2,700 shares that occurred in December 2007.

Annual Report

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 20, 2008, accompanies this proxy statement being mailed to all stockholders. The Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K; Available Information

        Stockholders may obtain an additional copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, free of charge, by writing to our Corporate Secretary at United Online, Inc., 21301 Burbank Boulevard, Woodland Hills, California 91367. All reports and documents we file with the SEC are also available, free of charge, on our corporate Web site (www.unitedonline.com).

BY ORDER OF THE BOARD OF DIRECTORS OF UNITED ONLINE, INC.

Frederic A. Randall, Jr. Executive Vice President, General Counsel and Secretary

Woodland Hills, California April 29, 2008

Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Pacific Time, on June 11, 2008.
Vote by Internet
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A    Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors*:	For	Withhold		For	Withhold
	01—Mark R. Goldston	☐	☐	02—Carol A. Scott	☐	☐

          *To elect two directors to serve until the third annual stockholders meeting following their election or until their successors are duly elected and qualified.

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of United Online, Inc. for the fiscal year ending December 31, 2008.	☐	☐	☐	3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.	☐	☐	☐

B    Non-Voting Items
Change of Address—Please print new address below.

C    Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below

Please sign exactly as the name appears on your stock certificate. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.

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Proxy—UNITED ONLINE, INC.

United Online Annual Meeting of Stockholders, June 12, 2008

This Proxy is Solicited on Behalf of the Board of Directors of United Online, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 12, 2008 and the Proxy Statement, and appoints Mark R. Goldston and Scott H. Ray and each of them, the Proxy of the undersigned, with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock, par value $0.0001 per share, of United Online, Inc., a Delaware corporation, that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of United Online, Inc. to be held on Thursday, June 12, 2008 at 10:30 a.m. Pacific time at the Hilton Woodland Hills and Towers, 6360 Canoga Avenue, Woodland Hills, California 91367, or at any and all adjournments and postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

The Board of Directors recommends a vote FOR the directors listed on the reverse side and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified on the reverse side. IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AND IN FAVOR OF THE OTHER PROPOSALS.

(Continued, and to be marked, dated and signed, on the other side)

QuickLinks

MATTERS TO BE CONSIDERED AT ANNUAL MEETING PROPOSAL ONE: ELECTION OF DIRECTORS
Director Summary Compensation Table
PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
OWNERSHIP OF SECURITIES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
EMPLOYMENT AGREEMENTS
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
RELATED-PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT